EXHIBIT 99.3

                           LOAN AND SECURITY AGREEMENT



     THIS LOAN AND SECURITY AGREEMENT (the "Agreement") dated as of June 1, 1993, is by and between GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Lender"), with an office located at 44 Old Ridgebury Road, Danbury, Connecticut and AMERICAN HEALTH SERVICES CORP., a Delaware corporation ("Borrower"), with an office located at 4440 Von Karman, Suite 320, Newport Beach, California.


                              W I T N E S S E T H:

     WHEREAS, Lender has agreed to make a Term Loan (as defined below in this Agreement) to Borrower on the terms and conditions of this Agreement;

     WHEREAS, as part of the consideration for Lender's making the above loan to Borrower, Lender has required that Borrower grant a security interest in the Collateral (as defined below), and Borrower desires to grant such a security interest to Lender on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the following terms and conditions, and of any extension of credit or financial accommodation heretofore, now, or hereafter made by Lender to or on behalf of Borrower, Lender and Borrower hereby agree as follows:


1.   GENERAL DEFINITIONS AND RULES OF CONSTRUCTION

     In addition to the defined terms appearing above or defined in subsequent sections of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used in this Agreement:

     1.1 "Affiliate" shall mean (i) any Person or entity which, directly or indirectly, controls, is controlled by or is under common control with Borrower, and (ii) any entity in which, directly or indirectly, Borrower or any Person or entity described in (i) controls, is controlled by or is under common control with Borrower.

     1.2 "Ancillary Note" shall mean that certain Promissory Note between Lender and Borrower dated as of June 1, 1993 (including any amendments thereto or replacements or extensions thereof) in the amount of One Million Eight Hundred Ten Thousand Eight Hundred Fifty-One Dollars and Seventy-Eight Cents ($1,810,851.78) to provide for the payment of (i) applicable state sales taxes imposed as a result of the sale of the Equipment by Lender's Agent to Borrower,
(ii) any other taxes or fees imposed as a result of such sale and Borrower's buy out of the Equipment Leases and (iii) for the payment of all amounts owed by Borrower to Lender or Lender's Agent during the month of June 1993 under any loan agreement, promissory note, installment sales contract, or any other form of liability or indebtedness owed by Borrower to Lender or Lender's Agent, except amounts due during such month under the Philips Loan Documents. A form of the Ancillary Note is attached hereto as Schedule 1.2.

     1.3 "Bankruptcy Code" shall mean Title 11 of the United States Code, as from time to time amended, and the rules applicable with respect thereto.

     1.4 "Borrower" shall mean American Health Services Corp., a Delaware corporation.

     1.5 "Business Day" shall mean any day except Saturday, Sunday or any day in which banks in New York, New York are required or authorized by law to remain closed.

     1.6   Intentionally Deleted.

     1.7 "Closing Date" shall mean July 9, 1993, or such other date as the parties mutually agree.

     1.8 "Collateral" shall have the meaning assigned to it in Section 4.1 of this Agreement.

     1.9   Intentionally Deleted.

     1.10  Intentionally Deleted.

     1.11  Intentionally Deleted.

     1.12  Intentionally Deleted.

     1.13  Intentionally Deleted.

     1.14  Intentionally Deleted.

     1.15 "Default" shall mean any event which, with the passage of time, the giving of notice, or both, would become an Event of Default, unless cured or unless waived as specifically provided in this Agreement.

     1.16 "Disposition" shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of Borrower) of One Hundred Thousand Dollars ($100,000) or more, other than (i) the sale or other disposition of inventory in the ordinary course of business, and (ii) the sale or other disposition of equipment that is replaced by equipment performing substantially the same function not later than ninety (90) days after such sale or disposition. For purposes of this definition, the phrase "series of related transactions" shall mean that the transactions, taken as a whole, were conceived and are implemented on a strategically integrated basis and the phrase "related assets" shall mean that the assets are functionally related to one another.

     1.17 "Distributions" shall mean, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (i) the retirement, redemption, purchase or other acquisition, directly or indirectly, for value by such Person of any such security, except to the extent that the consideration therefor consists of shares of Stock, (ii) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property, directly or indirectly, on or with respect to any such security, (iii) any investment by such Person in the holder of 5% or more of any such security if a purpose of such investment is to avoid characterization of the transaction as a Distribution, and (iv) any other payment by such Person constituting a distribution under applicable laws with respect to such security.

     1.18 "Equipment" shall mean the equipment purchased by Borrower from Lender's Agent with a portion of the proceeds of the Term Loan and identified in
Exhibit 4.1(A) hereto (which includes the transportable equipment identified in Exhibit 3.1(E)), as well as all additions to, substitutions for, replacements of or accessions to any such Equipment described above and all attachments, components, parts (including spare parts) and accessories whether installed thereon or affixed thereto.

     1.19  "Equipment Leases" shall mean those certain leases identified in
Exhibit 1.19 between Borrower and Lender's Agent for the Equipment that were entered into by Borrower and Lender's Agent prior to the date of this Agreement and are being bought out by Borrower with a portion of the proceeds of the Term Loan.

     1.20 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor statute), as amended from time to time, and any regulations promulgated thereunder.

     1.21  "Event of Default" shall have the meaning assigned to it in Section
8.1 of this Agreement.

     1.22 "Financing Statements" shall mean the Form UCC-1 or other financing statements to be filed in the appropriate offices for the perfection of a security interest in any of the Collateral.

     1.23  "Fraud and Abuse Laws" shall have the meaning assigned to it in
Section 3.1(H) of this Agreement.

     1.24 "GAAP" shall mean Generally Accepted Accounting Principles applied on a consistent basis as in effect from time to time and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date of this Agreement.

     1.25 "Hazardous Materials" shall mean any substance, material, or waste that is regulated because of its hazardous, toxic, or polluting nature, by any city, county, or other local or regional government authority, any State in which Borrower does business, or the United States Government or any agency thereof having jurisdiction, including any material or substance that is (i) petroleum or petroleum distillates, including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to section 311 of the Clean Water Act, 33 U.S.C. 1251, et seq., 33 U.S.C. 1321, or listed pursuant to section 307 of the Clean Water Act, 33 U.S.C. 1317, (iv) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., 42 U.S.C. 6903, (v) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq., 42 U.S.C. 9601,
(vi) determined to be a chemical substance or mixture that poses an unreasonable risk of injury to human health or the environment under the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., (vii) determined to be a Hazardous Air Pollutant under the Clean Air Act, 42 U.S.C. 7501, et seq., or (viii) listed, defined, or identified in the regulations adopted pursuant to any of the foregoing laws.

     1.26  "Indebtedness" means, as applied to any Person, without duplication
(i) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined, (ii) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien to which any Property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person.

     1.27  "Invasive Technology" shall have the meaning assigned to it in
Section 6.2(B) of this Agreement.

     1.28 "IRC" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended, and all regulations promulgated thereunder.

     1.29 "Lease Termination Agreement" shall mean that certain Lease Termination Agreement to be entered into by Lender's Agent and Borrower on the Closing Date.

     1.30 "Lender" shall mean General Electric Capital Corporation, a New York corporation.

     1.31 "Lender's Agent" shall mean General Electric Company, a New York corporation, acting through GE Medical Systems.

     1.32 "Liabilities" or "Liability" shall mean all loans, advances, indebtedness, liabilities, and obligations of Borrower to Lender or Lender's Agent, of any and every kind and nature, arising under this Agreement, under any other Loan Document, or under the Nonrevolving Credit Loan Documents or acquired by Lender or Lender's Agent from any other source, whether now or hereafter owing, arising, due or payable from Borrower to Lender or Lender's Agent, whether or not evidenced by any note, agreement, or other instrument and whether primary, secondary, direct, contingent, fixed or otherwise, including obligations of performance, and including, particularly, principal, interest, loan fees, charges, expenses, attorneys' fees, and other amounts chargeable to Borrower by Lender or Lender's Agent, future advances made to or for the benefit of Borrower; provided, however that Borrower's liabilities to Lender or Lender's Agent that may arise pursuant to (i) Section 7.6 of the Loan and Security Agreement executed by Borrower and Lender in connection with the Nonrevolving Credit Loan, (ii) any equipment lease entered into by Borrower and Lender or Lender's Agent subsequent to the date hereof, or (iii) the Philips Loan Documents acquired by Lender shall not be considered "Liabilities" for purposes of this Agreement.

     1.33 "Lien" shall mean (i) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (including tax liens, judgment liens, liens of mechanics, suppliers, and other Persons for the provision of goods or services, and all other liens arising under statute, common law or judicial interpretation), charge, claim, security interest, capitalized lease obligation, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing),
(ii) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of general, unsecured creditors; (iii) any indebtedness which is unpaid more than forty-five (45) days after the same shall have become due and payable and which if unpaid would by law (including but not limited to bankruptcy and insolvency laws), or otherwise, be given any priority whatsoever over general, unsecured creditors; and (iv) the filing of, or agreement to give, any Financing Statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

     1.34 "Loan Documents" shall mean, collectively, this Agreement, the Term Note, the Lease Termination Agreement, the Ancillary Note, the Restructured Lease Documents, any other agreements or notes of any type or nature heretofore or hereafter executed and delivered by Borrower in favor of Lender in any way relating to or in furtherance of this Agreement, including any loan documents that may be entered into by Borrower and Lender with respect to funds loaned by Lender to Borrower for the payment of sales tax in connection with Borrower's purchase of the Equipment, in each case as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

     1.35 "Material Adverse Effect" shall mean any set of circumstances or events which (i) was initiated or approved by Borrower or any of its Subsidiaries and which has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), or business operations of Borrower and its Subsidiaries, taken as a whole, (iii) materially impairs or could reasonably be expected to materially impair the ability of Borrower to satisfy the Liabilities, or (iv) was initiated or approved by Borrower or any of its Subsidiaries and which materially impairs or could reasonably be expected to materially impair the ability of Lender to enforce its legal remedies pursuant to the Loan Documents.

     1.36  "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 2.7 of this Agreement.

     1.37 "Nonrevolving Credit Loan" shall mean those certain nonrevolving credit advances that may be made by Lender to Borrower from time to time pursuant to the Nonrevolving Credit Loan Documents.

     1.38 "Nonrevolving Credit Loan Documents" shall mean that certain Loan and Security Agreement between Lender and Borrower dated May 19, 1992 (including any amendments thereto or replacements or extensions thereof), and all other documents defined as "Loan Documents" pursuant to Section 1.26 of such Loan and Security Agreement.

     1.39  Intentionally Deleted.

     1.40 "Participant" shall mean any Person, now or at any time, participating with Lender in the loans made by Lender to Borrower pursuant to this Agreement or any other related agreements.

     1.41 "Pending Litigation" shall have the meaning assigned to it in Section 5.1(U) of this Agreement.

     1.42 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, party, or government (whether federal, state, county, city, municipal, or otherwise, including any instrumentality, division, agency, body, or department thereof).

     1.43 "Philips" shall mean Philips Credit Corporation, a Delaware corporation.

     1.44 "Philips Debt" shall mean Borrower's obligations pursuant to the Philips Loan Documents.

     1.45 "Philips Loan Documents" shall mean all of the instruments and documents identified on Exhibit 1.45 attached hereto.

     1.46 "Philips Revolving Loan" shall mean that certain $1,200,000 revolving loan made by Philips to Borrower pursuant to that certain Revolving Loan and Term Loan Agreement and Note between Borrower and Philips, dated as of August 19, 1991, and that certain Security Agreement between Borrower and Philips, dated as of March 9, 1989, as acquired by Lender pursuant to that certain Asset Purchase Agreement dated as of December 31, 1992 between Philips and Lender.

     1.47 "Philips Term Loan" shall mean that certain $14,280,000 term loan made by Philips to Borrower pursuant to that certain Promissory Note, Loan Agreement and Security Agreement between Borrower and Philips, dated as of March 9, 1989, as amended, as acquired by Lender pursuant to that certain Asset Purchase Agreement dated as of December 31, 1992 between Philips and Lender.

     1.48 "Plan" shall have the meaning assigned to it in Section 5.1(V) of this Agreement.

     1.49 "Preferred Stock Agreement" shall mean that certain Agreement between Borrower and the Preferred Stock Purchasers, dated August 12, 1991, as amended on December 31, 1992 regarding the exchange of the Preferred Stock Purchasers' Series A Cumulative Senior Convertible Preferred Stock of Borrower for "Series B Preferred Stock" (as defined in the Preferred Stock Agreement) of Borrower.

     1.50 "Preferred Stock Purchasers" shall mean Cal Kovens, Frank Egger, Marc Kovens, Roz Kovens, Lloyd Glazer, Harvey Silets, Philip D. Green and Elizabeth Cobbs.

     1.51 "Prime Rate" shall mean the rate most recently announced by Chase Manhattan Bank at its principal office in New York, New York as its "Prime Rate." The Prime Rate is one of Chase Manhattan Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those credit facilities making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Chase Manhattan Bank may designate. The Prime Rate may not necessarily be the lowest interest rate at which Chase Manhattan Bank is willing to extend credit facilities.

     1.52 "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     1.53 "Receivables" shall have the meaning assigned to it in Section 4.1(D) of this Agreement.

     1.54 "Release and Settlement Agreement" shall have the meaning assigned to it in Section 3.1(A) of this Agreement.

     1.55 "Reserves" shall mean reserves for returns, allowances, and the like as may be established by Borrower or as may otherwise be required in accordance with GAAP.

     1.56  "Restructured Leases" shall mean those certain leases identified in
Exhibit 1.56 hereto between Borrower and Lender's Agent for the equipment identified in such Restructured Leases (and located at the address specified in Exhibit 1.56) that were entered into by Borrower and Lender's Agent prior to the date of this Agreement and are being extended or otherwise restructured pursuant to the Restructured Lease Documents.

     1.57 "Restructured Lease Documents" shall have the meaning assigned to it in Section 3.1(O) of this Agreement.

     1.58 "Solvent" when used with respect to Borrower, shall mean that Borrower has sufficient working capital to pay its debts as they become due, which debts do not include any dividends or Stock.

     1.59 "Special Collateral" shall mean any agreement, instrument, and/or document relating to, covering, or evidencing any portion of the Collateral or Borrower's rights with respect thereto, including promissory notes, documents of title, warehouse receipts, security agreements, and assignments of loan proceeds.

     1.60 "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents, howsoever designated, of or in a corporation or equivalent entity, whether voting or non-voting, including common stock, preferred stock, convertible debentures, and all agreements, instruments, any other "option" (as such term is defined in temporary Treasury Regulation 1.382-2T(h)(4)(v) promulgated under the Internal Revenue Code), or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     1.61 "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the outstanding shares of each class having voting power (other than shares having such power by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly, by Borrower.

     1.62 "Supplemental Documentation" shall mean agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, and other written matter necessary or requested by Lender to perfect and/or maintain the perfection of Lender's Lien upon the Collateral and to consummate the transactions contemplated in or by this Agreement and any other Loan Documents.

     1.63 "Term" shall mean a period of eighty-two (82) months from the June 1, 1993 until and including the last business day of March 2000.

     1.64 "Termination Date" shall mean the earliest to occur of (i) the expiration of the Term, assuming that all Liabilities hereunder have been completely and finally paid and discharged, whether by prepayment or otherwise, or (ii) the date on which all Liabilities hereunder have been completely and finally paid and discharged, whether by prepayment or otherwise.

     1.65 "Term Loan" shall mean the term loan made by Lender to Borrower pursuant to Section 2.1 of this Agreement.

     1.66 "Term Loan Funding" shall mean the funding of the Term Loan by Lender on the Closing Date as described in Section 2.1 of this Agreement.

     1.67 "Term Note" shall mean that certain Promissory Note (including any modifications, renewals, extensions and replacements thereof) in the original principal amount of the Term Loan, to be dated as of June 1, 1993 and executed and delivered by Borrower to Lender on the Closing Date to evidence the obligations, repayment terms and conditions of the Term Loan. A form of the Term Note is attached hereto as Schedule 1.67.

     1.68 "UCC" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

     1.69 "Warrant" shall mean that certain Common Stock Purchase Warrant to be delivered by Borrower to Lender's Agent on the Closing Date, in a form acceptable to Lender's Agent.

     1.70  "Withholding Charges" shall have the meaning assigned to it in
Section 6.3 of this Agreement.

     1.71 Other Terms: All other terms hereinbefore or hereinafter defined, including, without limitation, all terms defined in the preamble and recitals hereto, shall have the meanings herein assigned to such terms. All terms used in the above definitions and all other terms contained in this Agreement, where the context so indicates or requires, shall have the meanings provided by the UCC as in effect in the State of California to the extent the same are used or defined therein. Any accounting terms used in this Agreement and not specifically defined herein shall have the meanings given them in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

     1.72 Rules of Construction: Except as otherwise specifically provided in this Agreement, the singular of any term shall include the plural, and vice versa, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to a "Section," "Exhibit," or "Schedule" shall refer to the relevant Section of, or Exhibit or Schedule to, this Agreement, unless specifically indicated to the contrary.

2.   TERM LOAN:  GENERAL TERMS

     2.1 Term Loan. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties made under or pursuant to this Agreement, Lender shall make a term loan to Borrower on the Closing Date, in the principal amount of Fifteen Million One Hundred Eighty-Eight Thousand Two Hundred Twenty-Nine Dollars and Sixty-Eight Cents ($15,188,229.68) (the "Term Loan"). Borrower's obligation to repay the Term Loan, together with interest thereon, at the interest rate specified in the Term Note and Section
2.2 below, whether by prepayment, acceleration or otherwise, shall be evidenced by the Term Note. The Term Note shall be (i) in the form attached hereto as
Schedule 1.67, (ii) dated as of the Closing Date, and (iii) duly executed and delivered to Lender on the Closing Date by a duly authorized officer of Borrower. Borrower hereby directs Lender to disburse directly to Lender's Agent for and on behalf of Borrower on the Closing Date, an amount equal to Fifteen Million One Hundred Eighty-Eight Thousand Two Hundred Twenty-Nine Dollars and Sixty-Eight Cents ($15,188,229.68) for (i) Borrower's buy out of the Equipment Leases, and (ii) Borrower's purchase of the Equipment identified in
Exhibit 4.1(A) from Lender's Agent. Exhibit 2.1 hereto sets forth the allocation of such amount.

     2.2 Interest on Term Loan. Except as otherwise provided in this Agreement, the Term Loan shall bear interest, payable monthly, calculated daily on the basis of a three hundred sixty (360) day year until paid in full at the interest rate of Ten and One-Half Percent (10.50%). Interest which has accrued and is not paid monthly by Borrower, shall be added to the principal balance due under the Term Note (as set forth in such Term Note) for purposes of subsequent calculations of interest due hereunder and thereunder.

     2.3   Payment of Liabilities.

           (A) Term Loan. Principal and interest under the Term Loan shall be payable in eighty-two (82) consecutive monthly installments, each in the amount specified in the Amortization Schedule attached to the Term Note, commencing on June 30, 1993, and continuing on the last Business Day of each calendar month thereafter with a final payment of the entire principal balance and accrued interest then outstanding on the last Business Day of March, 2000.

           (B) Other Liabilities. Except where evidenced by the Term Note or other notes or instruments issued or made by Borrower to Lender specifically containing provisions that conflict with this Section 2.3(B) (in which event the conflicting provisions of such notes or other instruments shall govern and control), that portion of the Liabilities consisting of costs, fees, charges, or expenses payable pursuant to this Agreement shall be payable by Borrower to Lender or to such Persons designated by Lender in writing, upon fifteen (15) Business Days' prior written notice to Borrower.

     2.4 Manner of Payment. All payments of principal, interest and other amounts payable under this Agreement and the Term Note shall be made to Lender at such place or places as Lender may designate from time to time in writing to Borrower not later than 2:00 P.M. prevailing Pacific Time on the due date therefor in lawful money of the United States in Federal or other funds immediately available to Lender at such place of payment as Lender may designate as provided immediately above. Any payment received after 2:00 P.M. prevailing Pacific Time shall be deemed to have been received on the following Business Day. If any payment becomes due and payable on a day other than a Business Day, then such payment shall be due and payable on the next succeeding Business Day. Any payment due hereunder on one date and payable no later than a specified subsequent date that is not paid by such subsequent date (or within the applicable grace period provided in Section 8.1(A) hereof) shall thereafter bear interest from the date originally due. Borrower shall pay principal, interest, fees and all other amounts payable hereunder or under the Term Note without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

     2.5   Loan Purpose.  Borrower shall use the proceeds of the Term Loan to
(i) buy out the Equipment Leases and (ii) purchase the Equipment identified in
Exhibit 4.1(A) attached hereto, all as of June 1, 1993.

     2.6 All Extensions of Credit to Constitute One Loan. The Term Loan and all other financial accommodations made by Lender or Lender's Agent to Borrower under this Agreement, the Ancillary Note, the Restructured Lease Documents, the Nonrevolving Credit Loan Documents or any other document or instrument shall constitute one loan. All indebtedness, obligations, and Liabilities of Borrower to Lender under this Agreement and the Nonrevolving Credit Loan Documents shall constitute one obligation secured by Lender's Lien upon all Collateral and by all other Liens, security interests, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Borrower to Lender. Borrower agrees that all of the rights of Lender set forth in this Agreement and the other Loan Documents shall apply to any modification of or supplement to this Agreement and the other Loan Documents, except as otherwise specifically provided in any such modification. Notwithstanding the foregoing, the parties acknowledge that (i) Borrower's obligations pursuant to the Philips Loan Documents, (ii) financial accommodations made by Lender, Lender's Agent or Lender's Affiliates to Borrower pursuant to Section 7.6 of the Loan and Security Agreement executed by Borrower and Lender in connection with the Nonrevolving Credit Loan, and (iii) any obligations of Borrower to Lender or Lender's Agent pursuant to equipment leases entered into by Borrower and Lender or Lender's Agent subsequent to the date hereof, shall be excluded from the provisions of this Section 2.6.

     2.7 Excessive Interest. If at any time the interest rate or any interest rate charged pursuant to the terms of this Agreement or any note or other instrument issued pursuant hereto, exceeds the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then, in such event, and so long as the amount payable under the Maximum Lawful Rate would be so exceeded, the amount of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate. Thereafter, the amount of interest payable hereunder shall be the amount determined in accordance with the terms hereof unless and until the amount so calculated again exceeds the amount payable under the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full Term hereof at the Maximum Lawful Rate. In the event the amount payable under the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.7, shall make a final determination that Lender has received interest hereunder or under any other agreements in excess of the amount payable under the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the following order: (i) to the then due and payable fees and expenses; (ii) to the then due and payable interest payments on the Term Loan;
(iii) to the then due and payable principal payments on the Term Loan; (iv) then to any other unpaid Liabilities; and (v) thereafter as a refund to Borrower or as a court of competent jurisdiction may otherwise order.

     2.8 Term. The provisions of this Agreement shall be in effect until the Termination Date, unless terminated sooner in accordance with the provisions of this Agreement. Notwithstanding any provision herein to the contrary, Borrower and Lender expressly agree that the Term Loan shall be due and payable at any time any other Liability of Borrower to Lender is accelerated or terminated (except by prepayment or final payment on the due date thereof) in accordance with this Agreement or any other agreement evidencing such Liability, as the case may be.

     2.9 Optional Prepayments. Borrower may prepay the Term Note in whole or in part, without premium or penalty, upon at least three (3) Business Days' written, telex or telegraphic notice to Lender specifying the date and the amount of prepayment; provided, however, that, except as provided in Subsection 6.2(P) hereof, partial prepayments shall be in the amount of One Hundred Thousand Dollars ($100,000) or an integral multiple thereof. Partial prepayments of the Term Note shall be applied on account of the installments of principal thereof in the inverse order of the normal maturity thereof, except as otherwise provided in this Agreement. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Prepayments of the Term Note may not be reborrowed, and such prepaid amounts shall not increase the remaining principal amount available to Borrower.

     2.10 Application of Payments and Collections. Upon the occurrence and during the continuance of any Default or Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agents against the Liabilities and liabilities arising pursuant to Section 7.6 of the Loan and Security Agreement executed by Borrower and Lender in connection with the Nonrevolving Credit Loan, liabilities arising pursuant to any equipment lease entered into by Borrower and Lender or Lender's Agent subsequent to the date hereof and liabilities arising under the Philips Loan Documents acquired by Lender and in repayment of the Term Loan and the other liabilities set forth above in this Section 2.10 in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

     2.11 Loan Servicing. The parties acknowledge that while Lender shall make the Term Loan to Borrower hereunder, the Term Loan shall be serviced and monitored by Lender's Agent. Accordingly, Lender may give Lender's Agent a power of attorney to take certain action on behalf of Lender to provide and receive notices, to approve or disapprove requests to take action prohibited hereunder and other requests or approvals required by Lender hereunder. Thus, any requests, approvals, disapprovals, notices or other communications received by Borrower in connection with this Agreement or the Loan Documents from Lender's Agent as Lender's agent-in-fact shall be treated by Borrower as if such notices and communications were received from Lender directly. All action taken by Lender's Agent on behalf of Lender shall be subject to the terms of this Agreement. Borrower's obligations to Lender's Agent hereunder shall be for the express benefit of Lender. Failure of Borrower to perform any obligation hereunder to Lender's Agent shall be construed as a Default or Event of Default hereunder, as the case may be, and the failure of Lender's Agent to perform any obligation hereunder on behalf of Lender in accordance with the terms of this Agreement shall be a breach by Lender.

3.   CONDITIONS PRECEDENT

     3.1 Conditions Precedent of Lender to Term Loan Funding and Closing. Lender's obligation to close the transaction contemplated hereby and to perform its obligations as of the Closing Date shall be, at the option of Lender, subject to satisfaction of each of the following conditions (which may be waived specifically in writing by Lender in whole or in part) at or prior to the Closing Date:

           (A) Release and Settlement Agreement. Borrower and its Subsidiaries shall have executed and delivered a Release and Settlement Agreement in the form attached as Schedule 3.1(A) hereto ("Release and Settlement Agreement").

           (B) Intentionally Deleted.

           (C) Warranties True; Covenants Performed. Each of the representations and warranties made by Borrower and set forth in this Agreement, the Exhibits and Schedules attached hereto, the other Loan Documents or otherwise made in writing in connection herewith shall be true and correct in all material respects at and as of the Closing Date, and the covenants required by this Agreement and the other Loan Documents to be performed and complied with by Borrower as of the Closing Date shall have all been performed and complied with in all material respects.

           (D) Borrower Consents, Approvals and Authorizations. Borrower shall have obtained all consents, approvals and authorizations of third parties necessary in connection with the valid execution, delivery and performance of this Agreement.

           (E) Signing of Instruments. Borrower shall have executed and delivered all documents and instruments required to be executed pursuant to the provisions of this Agreement, including, without limitation, the Warrant, the Term Note, the Lease Termination Agreement, Financing Statements reflecting the security interest granted by Borrower in certain of the Collateral as set forth in this Agreement and any documents or instruments necessary to perfect Lender's security interest in the transportable equipment identified in Exhibit 3.1(E) attached hereto.

           (F) Unfavorable Action or Proceeding. On the Closing Date no action or proceeding shall be pending or threatened against Borrower wherein an unfavorable judgment, decree or order would, in Lender's reasonable opinion, prevent or make unfavorable the carrying out of this Agreement, would cause the transactions contemplated by this Agreement to be rescinded, or would have a Material Adverse Effect on Borrower. In the event of the receipt of any communication from any Person or any other notice (a copy of which communication or notice shall be promptly delivered to Lender) prior to the Closing Date, which communication or notice shall in the reasonable opinion of Lender threaten such action or proceeding, Lender may cancel this Agreement by giving written notice to Borrower and shall thereupon be released from any and all liability related to this Agreement.

           (G) Opinions of Counsel. Lender shall have received the favorable opinion of Borrower's counsel dated the Closing Date, in substantially the form attached hereto as Schedule 3.1(G).

           (H) Officer's Certificate. Lender shall have received a certificate of the President or any Vice President of Borrower dated as of the Closing Date in a form attached hereto as Schedule 3.1(H) and certifying to Lender (i) the accuracy of the representations and warranties set forth in this Agreement and compliance with Borrower's covenants set forth in this Agreement that are required to be performed as of the Closing Date, and (ii) as to Borrower's compliance with applicable health care laws, rules and regulations relating to the payment or receipt of illegal remuneration (collectively, the "Fraud and Abuse Laws") to the knowledge of such officer (which officer signing the certificate shall be sufficiently knowledgeable regarding such matters in the reasonable judgment of Lender).

           (I) Certificate of Incumbency. Lender shall have received a certificate of the corporate Secretary of Borrower dated as of the Closing Date and certifying to Lender (i) that attached thereto is a true and complete copy of the Restated Certificate of Incorporation and the Bylaws of Borrower, as in effect on the date of such certification, (ii) as to the incumbency and genuineness of the signature of the officers of Borrower from the date hereof to the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and the other Loan Documents, (iii) as to the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and
(iv) that such resolutions have not been amended or rescinded and remain in full force and effect.

           (J) Good Standing Certificates. Lender shall have received a copy of the Restated Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State of Delaware, and good standing certificates for Borrower, issued by the Secretaries of State of the States where Borrower is qualified to do business, as set forth in Exhibit 5.1(A).

           (K) Default. Except as set forth in Exhibit 3.1(K) attached hereto, there shall exist (i) no Default or Event of Default on the Closing Date under this Agreement, or (ii) no default under any other Indebtedness, which item of Indebtedness is in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more.

           (L) Intentionally Deleted.

           (M) Ancillary Note. Borrower shall have executed and delivered the Ancillary Note in the form attached hereto as Schedule 1.2.

           (N) Intentionally Deleted.

           (O) Restructured Leases. Borrower shall have executed and delivered the documents in the forms attached hereto as Schedule 3.1(O) relating to and necessary to effect the extension or other restructuring of the Restructured Leases (the "Restructured Lease Documents").

           (P) Preferred Stock Agreement/Warrant Agreement. The Preferred Stock Agreement and that certain Warrant Agreement between Borrower and Omnicorp Holdings, Inc. dated February 15, 1990, as amended shall be in a form acceptable to Lender, including, but not limited to, containing an identical exception as set forth in the Warrant regarding the absence of anti-dilution protection with respect to (i) the issuance of common stock of Borrower to capitalize wholly-owned Subsidiaries of Borrower, and (ii) shares issued pursuant to the Warrant.

           (Q) Warrant. Lender's Agent shall have the right to exercise a Warrant for shares of Borrower as provided in the Warrant, and Borrower shall have obtained all required approvals as provided for therein, if any.

           (R) Exhibits and Schedules. The provisions of all Exhibits and Schedules attached to this Agreement that have not been completed as of the date of this Agreement and are designated as incomplete shall be acceptable to Lender in its reasonable discretion.

     3.2 Conditions Precedent of Borrower to Closing. Borrower's obligation to close the transaction contemplated hereby shall be, at the option of Borrower, subject to satisfaction of each of the following conditions (which may be waived specifically in writing by Borrower in whole or in part) at or prior to the Closing Date:

           (A) Sale of Equipment. Lender shall cause Lender's Agent to deliver to Borrower a Bill of Sale with respect to the Equipment identified in
Exhibit 4.1(A) hereto and the transportable equipment identified in
Exhibit 3.1(E) hereto, in a form reasonably acceptable to Borrower concurrently with Lender's payment of the proceeds of the Term Loan to Lender's Agent.

           (B) Termination Statements. Lender shall cause Lender's Agent to deliver UCC Termination Statements to Borrower with respect to the Equipment identified in Exhibit 4.1(A) hereto and the transportable equipment identified in Exhibit 3.1(E) hereto concurrently with Lender's payment of the proceeds of the Term Loan to Lender's Agent.

           (C) Consent. Lender shall execute and deliver to Borrower a consent in the form attached hereto as Schedule 3.2(C).

           (D) Exhibits and Schedules. The provisions of all Exhibits and Schedules attached to this Agreement that have not been completed as of the date of this Agreement and are designated as incomplete shall be acceptable to Borrower in its reasonable discretion.

           (E) Release and Settlement Agreement. Lender's Agent shall have executed and delivered a Release and Settlement Agreement in the form attached as Schedule 3.1(A) hereto ("Release and Settlement Agreement").

           (F) Warranties True. The representations and warranties made by Lender in Section 5.3 hereto shall be true and correct in all material respects at and as of the Closing Date.

           (G) Board Approval. The Board of Directors of Borower shall have approved the Loan Documents by executing the Unanimous Written Consent in the form attached hereto as Schedule 3.2(G).

           (H) Preferred Stockholder Agreement. All of the holders of Series B Convertible Preferred Stock of Borrower shall execute and deliver to Lender the Agreement in the form attached hereto as Schedule 3.2(H).


4.   COLLATERAL

     4.1 Security Interest. To secure the prompt and complete payment and performance by Borrower when due of the Liabilities, Borrower hereby grants, sells, assigns, conveys, pledges, hypothecates and transfers to Lender for the benefit of Lender, a continuing security interest in and Lien in accordance with
Section 4.2 hereof upon all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located (all of which Property, together with all other personal Property and interests in personal property which shall from time to time secure the Liabilities being hereinafter collectively called the "Collateral"):

           (A) the Equipment identified in Exhibit 4.1(A) and located at the address specified therein;

           (B) Intentionally Deleted;

           (C) the equipment identified in the Restructured Leases and located at the address specified in Exhibit 1.56 to the extent that such Restructured Leases are capital leases;

           (D) all leases, conditional sale contracts, security agreements, contracts, contract rights, service agreements, and other agreements related to the Equipment, or the equipment identified in the Restructured Leases or any part thereof and all renewals and extensions thereof, and all amounts, rents, profits, and rights and other sums of money due and to become due, all accounts (whether from third parties or Borrower's Subsidiaries or Affiliates), general intangibles, contract rights (including, but not limited to, all rights of Borrower and any Subsidiary to receive monies due and to become due under or pursuant to such accounts, contract rights and general intangibles and all of Borrower's and any Subsidiary's rights to terminate, and to perform, compel performance and otherwise exercise all remedies under, such accounts, contract rights and general intangibles), chattel paper, notes, drafts, acceptances, documents, instruments, and all other forms of obligations of any kind owing to Borrower and any Subsidiary, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods (including, but not limited to, any returned or repossessed goods and the right of stoppage in transit) or the rendering of services, and all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any such cash, accounts, contract rights, notes, drafts, acceptances, documents, chattel paper, instruments, general intangibles or other obligations under such leases, conditional sales contracts, contract rights, security agreements, contracts, and other agreements for use or purchase of the Equipment, or the equipment identified in the Restructured Leases and all renewals and extensions thereof (collectively, "Receivables"), provided, that such renewals, replacements and extensions relate to the Equipment, or the equipment identified in the Restructured Leases or any part thereof; and

           (E) without in any way limiting the foregoing, the proceeds of any of the foregoing, whether derived from voluntary or involuntary disposition, products of the foregoing, and all renewals, replacements, substitutions, additions, accessions, and profits of any of the foregoing, whether now owned, existing or hereafter acquired or arising.

     4.2 Priority of Security Interest. The priority of Lender's Lien and security interest in the Collateral granted by Borrower to Lender pursuant to
Section 4.1 hereof shall be as follows:

           (A) Lender shall have a first priority Lien and, with respect to the Property described in Subsections 4.2(A)(i) and (ii) below, purchase money security interest in (i) all Equipment purchased by Borrower from Lender's Agent with a portion of the proceeds of the Term Loan; (ii) the equipment identified in the Restructured Leases to the extent such Restructured Leases are capital leases; and (iii) except as provided in Subsections 4.2(B) and (C) below, all property, rights and other interests identified in Subsections 4.1(D) and (E) hereof with respect to the property described in Subsections 4.2(A)(i) and (ii).

           (B) Lender shall have a second priority Lien junior only to the Liens created under the Philips Loan Documents in the portion of the Collateral identified in Subsections 4.1(D) and (E) hereof to the extent a Lien exists under the Philips Loan Documents with respect to such Collateral.

           (C) Notwithstanding any provision in Section 4.1 or this Section 4.2 to the contrary, in no event shall Lender have any Lien on Collateral that is prior to or of equal priority with any Lien on such Collateral existing under the Philips Loan Documents; provided that Lender's Lien and security interest in the Equipment identified in Subsections 4.2(A)(i) and (ii) hereof and all additions to, substitutions for, replacements of or accessories to such Equipment in all events shall be a first priority Lien and purchase money security interest.

     4.3 Disclosure of Security Interest. Borrower shall make appropriate entries in its financial statements and its books and records disclosing Lender's Lien on the Collateral.

     4.4 Lender's Payment of Claims Asserted Against Borrower. Except as provided in Section 8.4 hereof, Lender may, at any time hereafter, in its sole discretion and without waiving or releasing any obligation, Liabilities, or duty of Borrower under this Agreement or any Event of Default, pay, acquire, or accept an assignment of any Lien asserted after a default by Borrower in the payment or performance of the obligation secured by such Lien by any Person against the Collateral or cure any default of Borrower under any contract or agreement; provided, however, that Lender shall not take such action unless Lender shall first give Borrower written notice of its intent to do so, and Borrower does not, within ten (10) days of such notice, pay such claim or obtain to Lender's reasonable satisfaction the release of the Liens to which such notice relates. Notwithstanding the foregoing, Lender shall take no action to pay any Lien referenced in this Section 4.4 if Borrower is taking all reasonable action necessary to remove such Lien and is proceeding diligently with such removal, as determined in the reasonable discretion of Lender. All amounts advanced by Lender under this Section 4.4 and all costs, fees, and expenses, including reasonable attorneys' fees, court costs, expenses, and other charges relating thereto, incurred by Lender on account thereof, shall be payable, on demand, by Borrower to Lender and shall be Liabilities hereunder secured by the Collateral.

     4.5 Termination Statements. Borrower acknowledges and agrees that it is Borrower's intent that all Financing Statements filed hereunder shall remain in full force and effect until this Agreement shall have been terminated in accordance with the provisions hereunder, even if, at any time or times prior to such termination, no loans or advances shall be outstanding under this Agreement. Accordingly, Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all liabilities paid in full in immediately available funds. Notwithstanding the provisions of this Section 4.5, Lender shall deliver a termination statement to Borrower with respect to any Financing Statement describing Equipment that is sold by Borrower in accordance with the provisions of Section 6.2(P) hereof, provided that Borrower has paid Lender the amount required to be paid by Borrower to Lender pursuant to Section 6.2(P) hereof.

5.   WARRANTIES AND REPRESENTATIONS

     5.1 Warranties and Representations of Borrower. Borrower warrants and represents to Lender that:

           (A) Existence and Qualification; Power; Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the state of its incorporation. Borrower has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated, to carry on its business as it is now being conducted. Borrower is duly qualified and in good standing to do business in each jurisdiction in which the character of its properties or the character of its business requires such qualification, license or good standing.
Exhibit 5.1(A) sets forth Borrower's chief executive office, (ii) principal place of business, and (iii) a complete list of all jurisdictions in which Borrower is qualified to do business. Borrower has previously delivered to Lender's Agent complete and correct copies of the Restated Certificate of Incorporation and Bylaws of Borrower as currently in effect.

           (B) Authority; Binding Obligations. Borrower and its Subsidiaries have the requisite corporate power and authority, and have taken all necessary corporate and other actions, necessary to enter into, execute, deliver and perform this Agreement, the Release and Settlement Agreement and all other Loan Documents. This Agreement, the Release and Settlement Agreement and each of the other Loan Documents have been duly executed and delivered by Borrower and, as applicable, its Subsidiaries and are the legal, valid and binding obligations of Borrower and its Subsidiaries enforceable against Borrower and its Subsidiaries, in accordance with their respective terms, subject as to the enforcement of remedies only, to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally. This Agreement, along with all action required of Borrower to fully perfect Lender's security interest hereunder as of the Closing Date creates and constitutes a valid and perfected security interest in and Lien on the now owned or existing Collateral in accordance with the priorities set forth in Section 4.2 hereof, enforceable against all third parties, and will create a valid and perfected security interest in and Lien on all remaining Collateral when acquired by Borrower, in accordance with the priorities set forth in Section 4.2 hereof, enforceable against all third parties. All filings and other actions necessary or desirable to protect and perfect such Lien and security interest in each item of the Collateral, which may be taken by Borrower, have been duly made or taken or will be duly made or taken when such Collateral is acquired by Borrower.

           (C) Compliance of Loan Documents with Laws/Agreements. The execution, delivery and performance by Borrower of this Agreement shall not, by the lapse of time, the giving of notice, or otherwise, directly or indirectly
(i) constitute a violation of any applicable law, rule, regulation (excluding applicable Fraud and Abuse Laws), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower,
(ii) result in a default under or a breach of any provision contained in Borrower's Restated Certificate of Incorporation or By-Laws or, any indenture, loan, mortgage, lease, or deed of trust, agreement relating to the borrowing of monies, instrument, document or, to Borrower's knowledge, any agreement, to which Borrower is now a party or by which it is bound, the violation or breach of which would in any of such cases have a Material Adverse Effect on Borrower or result in the creation or imposition of any material Lien, charge or encumbrance upon any of the Collateral. Borrower is not a party to, or otherwise subject to, any provision contained in any instrument evidencing Indebtedness of Borrower, any agreement relating thereto, or any other contract or agreement (including its charter) that limits the amount of, or otherwise imposes restrictions on, the incurring of obligations by Borrower that would have a Material Adverse Effect on the ability of Borrower to perform its obligations hereunder or under any other Loan Document.

           (D) Use of Proceeds. Borrower's use of the proceeds of the Term Loan is and will continue to be for the uses set forth in this Agreement, and are legal and proper corporate uses and such uses are (i) consistent with all applicable laws, rules and regulations in effect as of the date hereof (excluding applicable Fraud and Abuse Laws), and (ii) to Borrower's knowledge, consistent with applicable Fraud and Abuse Laws.

           (E) Absence of Defaults. Borrower has not breached any material provisions of, and is not in default in any material respect under the terms of, and has not engaged in any activity which would cause revocation or suspension of, any governmental license, franchise, permit, authorization, and, to Borrower's knowledge, no action or proceeding seeking or contemplating the revocation or suspension of any thereof is pending or threatened. Borrower is not in default under or in breach of any law, rule, regulation (excluding applicable Fraud and Abuse Laws), order, writ, judgment, injunction, decree, determination or award that will have a Material Adverse Effect upon Borrower. Except as set forth in Exhibit 5.1(E) attached hereto, Borrower is not in default, nor to Borrower's knowledge is any third party in default, under or with respect to any contract, agreement, lease, or other instrument to which Borrower is a party, except for any default that (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect upon Borrower. Except as set forth in
Exhibit 5.1(E) attached hereto, no Default or Event of Default has occurred and is continuing.

           (F) Licenses and Permits. Borrower possesses and is in good standing with respect to all licenses (including without limitation lending licenses), franchises, permits and other authorizations materially necessary to continue to conduct its business as heretofore conducted.

           (G) Consents and Approvals. Except as set forth in Exhibit 5.1(G) attached hereto, no consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental Person or entity, is required or will be necessary in connection with the execution, delivery or performance of this Agreement or any other document contemplated hereby by Borrower. Except as set forth in Exhibit 5.1(G) attached hereto, Borrower shall be responsible for and shall take any and all steps necessary, at its sole expense, to obtain all such consents, approvals and authorizations prior to the Closing Date and shall keep Lender informed as to the status of obtaining such consents. All such consents, approvals and authorizations shall be approved as to form by Lender in writing.

           (H) Intentionally Deleted.

           (I) Liabilities. Borrower has no Indebtedness and has not guaranteed the obligations of any Person, except (i) as shown in the financial statements delivered to Lender or Lender's Agent by Borrower, including all footnotes thereto, (ii) for trade payables arising in the ordinary course of its business since the date of the financial statements delivered to Lender or Lender's Agent, and (iii) for money borrowed and other financial accommodations from Lender and Lender's Affiliates.

           (J) Title to Collateral; Location of Equipment. On the Closing Date, Borrower will have good, indefeasible, and merchantable title to and ownership of the Collateral, free and clear of all Liens except those of Lender and those set forth in Exhibit 5.1(J) attached hereto, which Liens and Lender's Lien will be in the priority set forth in Section 4.2 hereof. As of the date of this Agreement and the Closing Date, the Collateral and all related books and records, including computer programs, printouts, and other computer materials are located only at the locations set forth in Exhibits 1.56 and 4.1(A).

           (K) Burdensome Provisions; Disputes. To Borrower's knowledge and except as set forth in Exhibit 5.1(K) attached hereto, Borrower is not (i) a party to any contract, agreement or other instrument or subject to any charge, corporate restriction, judgment, decree, or order that has or may have a Material Adverse Effect on Borrower, (ii) a party to any material labor dispute,
(iii) the subject of any material pending or threatened strikes or walkouts relating to any labor contract, and (iv) a party to any collective bargaining agreement that is scheduled to expire during the Term. To Borrower's knowledge, Borrower is not bound by any provision of any applicable law or governmental regulation (excluding applicable Fraud and Abuse Laws), that has a Material Adverse Effect upon Borrower or, insofar as Borrower can reasonably foresee, will have a Material Adverse Effect upon Borrower.

           (L) Compliance with Laws. Except as set forth in Exhibit 5.1(L) attached hereto, Borrower has materially complied with and is not in default in any material respect under any law, ordinance, requirement, regulation or order (including, without limitation, any environmental, zoning or building laws, ordinances, requirements, regulations or orders and excluding applicable Fraud and Abuse Laws) applicable to its business, operations or properties, and Borrower has received no notice and is unaware of any claimed default with respect to the foregoing.

           (M) Securities Act. Borrower's execution and delivery of this Agreement does not directly or indirectly violate or result in a violation of
Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations U, G, T and X, as at any time amended by the Board of Governors of the Federal Reserve System (12 CFR Sections 221, 207, and 220, respectively) or any other regulation in substance substituted therefor, and, except as previously disclosed to Lender's Agent in writing, Borrower does not own or intend to purchase or carry any "margin security" as defined in such Regulations.

           (N) Environmental Matters.

            (i) To Borrower's knowledge and except as set forth in Exhibit 5.1(N)(i) attached hereto, neither Borrower, nor any previous owner, tenant, occupant, or user of any real property now or previously owned or leased by Borrower has used, generated, manufactured, installed, released, discharged, stored, handled, transported, or disposed of any Hazardous Materials, on, under, in or about the site of any such real property; and

           (ii) To Borrower's knowledge, Borrower's use of such real property complies with all applicable environmental laws and governmental regulations, including all applicable federal, state, and local laws, ordinances, and regulations pertaining to air and water quality, Hazardous Materials, waste disposal, or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the rules, regulations, and ordinances of the city and county in which such property is located, the Environmental Protection Agency, and all other applicable federal, state, regional, and local agencies and bureaus, where the failure to so comply would have a Material Adverse Effect either as to the value of such real property, as to Borrower's occupancy or use of such real property, or as to Borrower.

           (O) Insurance. Set forth in Exhibit 5.1(O) attached hereto is a list of all insurance of any nature maintained by Borrower including descriptions of the coverage, policy limits, and deductibles with respect thereto. All such policies, unless otherwise specified, are in full force and effect and provide coverage of such risks and for such amounts as is required by this Agreement. There has not occurred any accident or loss or any other event known to Borrower, other than those listed in Exhibit 5.1(O), that might reasonably be expected to result in (a) the cancellation or reduction of any insurance policies in effect, which cancellation would, individually or in the aggregate, materially diminish such insurance coverage, or (b) any material premium adjustment with respect to any insurance policies identified in Exhibit 5.1(O).

           (P) Employees. To the best of Borrower's knowledge and except as set forth in Exhibit 5.1(P) attached hereto, hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters that would have a Material Adverse Effect upon Borrower. All payments due from Borrower on account of employee health and welfare insurance that would have a Material Adverse Effect upon Borrower if not paid has been paid or, if not due, accrued as a liability on the books of Borrower.

           (Q) Joint Ventures. Except as set forth in Exhibit 5.1(Q) attached hereto, Borrower is not engaged in any joint venture or partnership with any Person.

           (R) Investment Company Act. Borrower is not an "investment company" nor an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Term Loan by Lender, the application of the proceeds and the repayment thereof by Borrower, and the consummation of the transactions contemplated by this Agreement will not violate any provision of the Investment Company Act or any rule, regulation, or order issued by the Securities and Exchange Commission thereunder (i) that specifically affects the business conducted by Borrower or transactions into which Borrower may enter, or, (ii) to Borrower's knowledge, that specifically affects the business conducted by Lender or transactions into which Lender may enter.

           (S) Subsidiaries and Affiliates. Borrower has no Subsidiaries and Affiliates except as set forth in Exhibit 5.1(S) attached hereto. For the purposes of this Section 5.1(S), the term "Affiliates" shall exclude the Affiliates of Cal Kovens.

           (T) Financial Statements. The financial statements, interim financial statements and balance sheets of Borrower as set forth in Borrower's Form 10-Q filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, for the quarterly period ended March 31, 1993, previously delivered by Borrower to Lender's Agent and required to be delivered by Borrower to Lender during the term of this Agreement under
Section 7.1: (i) are and will be true, complete and correct in all material respects, (ii) present and will present fairly and accurately the financial condition of Borrower and its Subsidiaries, respectively, and the results of their respective operations at the dates and for the periods indicated, and
(iii) have and will have been prepared in conformity with GAAP, applied consistently for the periods specified, except that the interim financial statements need not contain any of the footnotes required to comply with GAAP. From and after December 31, 1992, Borrower has not made any changes in its accounting methods or practices.

           (U) Litigation or Claims. Except as set forth in Exhibit 5.1(U) attached hereto (said matters set forth in Exhibit 5.1(U) being collectively referred to herein as "Pending Litigation"), neither Borrower nor Borrower's properties, businesses or assets is engaged in or a party to or threatened with any suit, action, proceeding, inquiry, enforcement action, investigation, claim or demand or legal, administrative, arbitration or other method of settling disputes or disagreements, and Borrower, to the best of its knowledge after due investigation, does not know, anticipate or have notice of any basis for any such action. Borrower has not received notice of any investigation, threatened or contemplated, by any federal or state governmental authority or agency, that remains unresolved. None of the Pending Litigation has created a Lien or a claim therefor against any of Borrower's Property, including, without limitation, the Collateral. Set forth in Exhibit 5.1(U) is a complete and accurate description of each outstanding order, writ, injunction or decree of any court, arbitrator, government or governmental agency against or affecting the Collateral. Borrower has provided Lender's Agent with complete and correct copies of all such orders, writs, injunctions and decrees, and will make available upon request, copies of all correspondence, reports, memoranda and files related thereto.

           (V) ERISA. Exhibit 5.1(V) sets forth each and every Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA ("Plan")) applicable to Borrower's employees. Except as set forth in Exhibit 5.1(V) attached hereto, to Borrower's knowledge: (i) Borrower has fulfilled all of its obligations under the minimum funding standards of ERISA, and the IRC, with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the IRC with respect thereto, and has not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan in connection with the termination of a Plan applicable to Borrower's employees under Title IV of ERISA, where such liability would have a Material Adverse Effect on the financial condition of Borrower; (ii) with respect to each Plan applicable to Borrower's employees, there have been no "prohibited transactions" (as defined in Section 4975(c) of the IRC and Section 406 of ERISA) or "reportable events" (as defined in Section 4043(b) of ERISA and the regulations thereunder);
(iii) each Plan applicable to Borrower's employees which is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and no withdrawal liability has been incurred by or asserted against Borrower with respect to a withdrawal from any multiemployer pension plan applicable to Borrower's employees; (iv) no proceedings have been instituted to terminate any Plan of Borrower; (v) no condition exists that presents a material risk to Borrower or any of its Subsidiaries of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the IRC; (vi) no Lien imposed under the IRC or ERISA on the assets of Borrower or any of its Subsidiaries exists or is likely to arise on account of any Plan; and (vii) Borrower and its Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any Person interested therein.

           (W) Taxes. Except as set forth in Exhibit 5.1(W) attached hereto, all federal, state, county and other tax returns, reports and declarations of every nature (including, without limitation, income, employment, payroll, excise, Property, sales and use taxes, unemployment contributions) required to be filed by or on behalf of, or with respect to Borrower and its assets, including, without limitation, the Collateral have been duly and timely filed, and will continue to be duly and timely filed (within the time periods required by law) by Borrower, all such returns or reports are, or will be at the time of filing, complete and accurate and in accordance with the tax laws applicable thereto and accurately reflect all such taxes, charges and assessments required to be paid by Borrower for the periods covered thereby. No extension of time or requests therefor or waiver thereof, have been made or are presently pending or effective with respect to such reports, returns or taxes that will have a Material Adverse Effect on Borrower. All taxes shown to be due and payable on such returns and reports and any deficiency, assessments, penalties and interest thereon have been paid. All required tax estimates, deposits, prepayments and the like for current periods have been properly made. There are no tax liens on any of the Collateral and, to Borrower's knowledge, no basis exists for the imposition of any such liens. The accrual for taxes reflected in the balance sheets of Borrower is in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (whether or not disputed) of Borrower for the period ended on the date thereof and all prior periods. Borrower has no dispute with any taxing authority as to taxes of any nature which affects the subject matter of this Agreement. There is no unassessed tax deficiency proposed or, to the best of Borrower's knowledge, threatened against Borrower, and no action, proceeding or audit of any of Borrower's returns or reports by any governmental authority is pending or, to Borrower's knowledge, threatened by any governmental authority for assessment, reassessment or collection of any taxes or assessments affecting Borrower that will have a Material Adverse Effect on Borrower.

           (X) Absence of Adverse Changes. Except as set forth on Borrower's Form 10-Q for the period ended March 31, 1993 filed with the Securities and Exchange Commission or on Exhibit 5.1(X) attached hereto, since December 31, 1992, there has not been any change, and Borrower knows of no fact, circumstance, event, occurrence, contingency or condition that might reasonably be expected to result in a change, whether or not in the ordinary course of business and whether or not covered by insurance, that has or, to Borrower's knowledge, will have a Material Adverse Effect on the working capital, financial condition, Property, assets, liabilities, Indebtedness, reserves, business, operations or prospects of Borrower or the ability of Borrower fully to perform this Agreement and the transactions contemplated hereby.

           (Y) Brokers. Except as set forth in Exhibit 5.1(Y), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person on behalf of Borrower in such manner as to give rise to any claim against Lender, its Affiliates or Borrower for any brokerage or finder's fee commission, fee or similar compensation.

           (Z) Corporate Records. The corporate records and minute books of Borrower accurately reflect all material actions taken by the stockholders, Board of Directors or any committee thereof.

           (AA) Remuneration. Exhibit 5.1(AA) lists all employees of Borrower whose aggregate direct remuneration (including bonuses) for 1992 equalled or exceeded Fifty Thousand Dollars ($50,000).

           (BB) No Untrue or Inaccurate Representations or Warranties. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower pursuant to or in connection with this Agreement or the other documents contemplated by this Agreement (including but not limited to any such statements made in or in connection with any amendment hereto) shall constitute representations and warranties made by Borrower under this Agreement. The representations and warranties of Borrower contained in the Loan Documents, each Exhibit, Schedule certificate or other written statement delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby, are, as of the date when given, accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading. Notwithstanding the foregoing, none of the assumptions or other matters set forth in any pro formas or projections delivered by Borrower to Lender, any of Lender's Affiliates, Lender's Agent or any other Person in connection with the transactions contemplated by this Agreement shall be construed as or constitute a representation or warranty.

     5.2 Survival of Warranties and Representations of Borrower. All representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery, and acceptance of this Agreement by the parties hereto and the consummation of the transactions described herein or related hereto and shall expire on the Termination Date.

     5.3 Warranties and Representations of Lender. Lender represents and warrants to Borrower that:

           (A) Existence; Power; Good Standing. Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, the state of its incorporation. Lender has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated, to carry on its business as it is now being conducted.

           (B) Authority; Binding Obligations. Lender has the requisite corporate power and authority, and has taken all necessary corporate and other actions, necessary to enter into, execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Lender and is the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms, subject as to the enforcement of remedies only, to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally.


           (C) Authority Under Philips Loan Documents. Lender has acquired all of Philips' right, title and interest in and to the Philips Loan Documents. As assignee of Philips' right, title and interest under the Philips Loan Documents, Lender has exclusive and all necessary power and authority to consent under the Philips Loan Documents to the transactions contemplated hereby. Borrower has no obligation to obtain the consent of Philips under the Philips Loan Documents to the transactions contemplated hereby.

     5.4 Survival of Representations and Warranties of Lender. Lender's representations and warranties contained in Section 5.3 shall survive the execution, delivery and acceptance of this Agreement by the parties hereto and the consummation of the transactions described herein or related hereto and shall expire upon termination of all the Philips Loan Documents.

6.   COVENANTS AND CONTINUING AGREEMENTS

     6.1 Affirmative Covenants of Borrower. Borrower covenants that at all times during the Term:

           (A) Payment of Indebtedness. Borrower shall pay and discharge or cause to be paid and discharged all of its Indebtedness, including the Liabilities to Lender and Lender's Agent, as and when due and payable or on demand, as the case may be except for such Indebtedness that is reasonably being contested and disputed by Borrower, provided that Borrower shall have given Lender written notice of said dispute and shall be diligently contesting the same in good faith in an appropriate forum and proceeding. If such disputed Indebtedness is in excess of Fifty Thousand Dollars ($50,000) in the aggregate, at any time, Borrower shall give Lender such additional assurances as Lender reasonably deems necessary under the circumstances. Notwithstanding the foregoing, Borrower shall pay or discharge or cause to be paid or discharged upon three (3) Business Days prior notice, any and all fees, costs or expenses that Lender, Lender's Agent or any Participant pays to a bank or other similar institution arising out of or in connection with: (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, Lender's Agent or any Participant, of proceeds of loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender, Lender's Agent or any Participant, of any check or item of payment received and/or delivered to Lender or any Participant on account of the Liabilities. Lender shall act and shall cause Lender's Agent to act in a commercially reasonable manner in enforcing its rights pursuant to this Section 6.1(A).

           (B) Maintenance of Collateral. Borrower shall, at its sole cost and expense, keep and maintain, insure, preserve and protect the Collateral at any time owned by it and useful or necessary for its business in good working order and condition, ordinary wear and tear excepted, and shall use reasonable efforts to not permit any waste of the Collateral. Borrower shall notify Lender promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.

           (C) Inspection Rights. Borrower shall permit Lender and its agents and representatives to enter upon Borrower's premises and shall use reasonable efforts to cause any lessee of the Collateral to permit Lender and its agents and representatives to enter upon lessee's premises, and any location wherein the Collateral is located at any time during usual business hours (or at such other times as may be reasonably requested by Lender) upon at least three (3) Business Days prior written notice to Borrower and such lessee, if applicable, exercisable as frequently as Lender or any designated representative of Lender may reasonably request, for the purpose of inspecting the Collateral, all records, files and books of account of Borrower related thereto (and to make extracts from such records, files and books of account at Lender's expense), and the premises upon which any of the Collateral is located, and, verifying the value and condition of, or any other matter relating to the Collateral.

           (D) Audit Rights. Borrower shall permit Lender and its agents and representatives to enter upon Borrower's premises at any time during usual business hours (or at such other times as may be reasonably requested by Lender) upon at least three (3) Business Days prior written notice to Borrower, exercisable as frequently as Lender or any designated representative of Lender may reasonably request, for the purpose of inspecting all records, files and books of account of Borrower (and to make extracts from such records, files and books of account at Lender's expense). All executive officers and other officers of Borrower charged with knowledge of the financial condition of Borrower shall make themselves available at all reasonable times to discuss, and provide all reasonable information requested by Lender with respect to Borrower's business.

           (E) Special Collateral. Borrower shall deliver to Lender the original of any Special Collateral promptly upon Borrower's receipt thereof, together with appropriate endorsements and/or documentation (in form and substance acceptable to Lender) of assignment thereof and/or security therefor to Lender.

           (F) Financing Statements. Borrower shall deliver to Lender on the Closing Date executed Financing Statements evidencing Lender's security interest in the Collateral identified in Section 4.1. Borrower hereby authorizes Lender to file one (1) or more Financing Statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower where permitted by law. Borrower hereby agrees to execute within ten (10) days after Lender's request such Financing Statements as may be necessary to replace, prior to expiration, any Financing Statements delivered to Lender on the Closing Date and to evidence Lender's continuing security interest in the Collateral.

           (G) Compliance with Laws. Borrower shall comply and shall cause its Subsidiaries to comply in a timely fashion with the requirements of all (i) federal, state and local laws, rules and regulations applicable to them, respectively, including those relating to ERISA, those regarding the collection, payment and deposit of sales, employees' income, unemployment and social security taxes and other charges, and those relating to environmental matters and health care matters, and (ii) orders of any governmental authority having jurisdiction over Borrower, where the failure to so comply may have a Material Adverse Effect upon Borrower or its Subsidiaries, or affect Borrower's ability to perform its obligations under this Agreement and the other Loan Documents, unless the same is being contested in good faith by appropriate proceedings and such contest shall operate to stay the Material Adverse Effect of any such noncompliance.

           (H) Compliance with Agreements.  Except as expressly provided in
Section 6.1(A) hereof or as set forth on Exhibit 6.1(H) attached hereto, Borrower shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including any leases to which it is a party, where the failure to so perform and enforce would have a Material Adverse Effect upon Borrower. Borrower shall not terminate or modify in any manner adverse to Borrower any provision of any agreement or lease to which it is a party which termination or modification could reasonably be expected to have a Material Adverse Effect upon Borrower or the Collateral.

           (I) Hazardous Materials Laws. Borrower shall comply and shall require its Subsidiaries to comply in all material respects with all laws governing Hazardous Materials and shall promptly advise Lender in writing of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, contemplated or threatened in writing pursuant to any applicable laws governing Hazardous Materials; (ii) any and all claims made or threatened in writing by any third party against Borrower or its Subsidiaries or their respective real property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and (iii) discovery by any officer or employee of Borrower or its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of Borrower's or its Subsidiaries' respective real property that could reasonably be expected to cause Borrower's or its Subsidiaries' respective real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of Borrower's or its Subsidiaries' respective real property under any laws governing Hazardous Materials.

           (J) Payment of Taxes. Borrower shall prepare and file all tax returns and pay and discharge at or before their due date, all taxes, assessments and other similar governmental levies, charges, fees and imposts, all liabilities for judgments, assessments and other governmental charges and all other obligations for the payment of money, which, if unpaid might become a Lien on Borrower's Property, except those being contested in good faith by appropriate proceedings if by reason of such nonpayment and contest no material item or portion of Property of Borrower, including the Collateral, taken as a whole, is in jeopardy of being seized, levied upon or forfeited prior to judgment. Borrower shall maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the foregoing obligations and liabilities.

           (K) Preserve Accuracy of Representations and Warranties. Borrower shall refrain from any action or inaction that would render inaccurate any representation or warranty set forth in Sections 5.1(A), 5.1(C), 5.1(F) and 5.1(Z) or any covenant contained in this Agreement. The parties acknowledge that the covenant set forth in this Subsection 6.1(K) requires the representations and warranties expressly identified above to be true and correct each day this Agreement remains in effect. This covenant shall not be construed to imply that all other representations and warranties in the Loan Documents are not required to be accurate and complete as of the date of this Agreement and the Closing Date.

           (L) Maintenance of Existence. Borrower shall (i) preserve and maintain its separate corporate existence in the jurisdiction of its formation and all authorizations, rights, franchises, licenses, privileges, consents, approvals, orders, licenses, permits, or registrations from any governmental agency that are necessary for the transaction of its business, except where the failure to so preserve and maintain would not have a Material Adverse Effect on Borrower, and (ii) qualify and remain qualified as a foreign corporation in each jurisdiction identified in Exhibit 5.1(A) hereto in each jurisdiction in which such qualification is necessary in view of its business or the ownership of Borrower's Property.

           (M) Use of Loan Proceeds; Sales Tax. Borrower shall use all funds received from Lender pursuant to the Term Loan for the purposes specified in
Section 2.1 of this Agreement and for no other purpose. Borrower shall pay, with funds advanced to Borrower by Lender pursuant to the Ancillary Note, any and all (i) sales tax imposed as a result of the sale of the Equipment by Lender's Agent to Borrower, (ii) other taxes or fees imposed as a result of such sale and Borrower's buy out of the Equipment Leases and (iii) amounts owed by Borrower to Lender or Lender's Agent during the month of June 1993 under any loan agreement, promissory note, installment sales contract, or any other form of liability or indebtedness owed by Borrower to Lender or Lender's Agent, except amounts due during such month under the Philips Loan Documents.

           (N) Accounting Methods; Books and Records of Account. Borrower shall maintain its present customary system of accounting established and administered in accordance with GAAP and keep such books, records and accounts (which shall be true and complete) with respect to its business activities in reasonable detail as necessary to permit preparation of financial statements in conformity with GAAP.

           (O) Further Assurances. In addition to the acts recited herein and contemplated to be performed, executed and/or delivered by Borrower, Borrower hereby agrees, at any time, and from time to time, to perform, execute and/or deliver to Lender upon request, in form and substance acceptable to Lender, any and all such further acts, additional instruments, including Supplemental Documentation, or further assurances as may be reasonably necessary or proper to
(a) promptly implement the intent of the parties under this Agreement, (b) promptly correct any defect, error or omission which may be discovered in this Agreement or any other Loan Document, and execute any and all additional documents as may be requested by Lender to correct such defect, error or omission, or to identify any additional properties which are or become subject to this Agreement, (c) assure Lender a valid Lien and security interest under this Agreement on the Equipment and other Collateral referenced in this Agreement in accordance with Section 4.2 hereof, (d) create, perfect, preserve, maintain and protect the Liens and security interests created or intended to be created pursuant to this Agreement, and (e) provide the rights and remedies to Lender granted or provided for by this Agreement. Borrower shall pay the costs of any recording or filing any of such documents if required in accordance with
Section 9.2 hereof. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably makes, constitutes, and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful agent and attorney-in-fact to sign the name of Borrower on any Supplemental Documentation and to deliver any Supplemental Documentation to such Persons as Lender, in its sole discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a Financing Statement is sufficient as a Financing Statement. Notwithstanding the foregoing provisions of this Subsection 6.1(O), Lender shall act (i) in a commercially reasonable manner when exercising Lender's rights pursuant to this Subsection 6.1(O), and (ii) only as may be necessary in Lender's reasonable judgment to protect or preserve Lender's rights under this Agreement and to Collateral as set forth in subsections (a) through (e) above.

           (P) Insurance; Payment of Premiums. Borrower shall, at its sole cost and expense, maintain in full force and effect the following insurance coverages:

            (i) "All Risk" physical damage insurance policies on all of Borrower's real and personal property including, but not limited to, fire and extended coverage, machinery coverage, flood, theft, explosion and all other hazards and risks ordinarily insured against by owners or users of properties engaged in businesses similar to Borrower with a limit of $10,000,000 per occurrence.

           (ii) Comprehensive general liability insurance on an "occurrence basis" (unless such insurance cannot be reasonably obtained at commercially reasonable rates, in which case such insurance shall be on a "claims made" basis with additional "tail" coverage) against claims for personal injury, bodily injury and property damage with a minimum limit of $1,000,000 per occurrence and $2,000,000 in the aggregate. Such coverage shall include but not be limited to premises/operations, broad form contractual liability, independent contractors, broad form Property coverage, products liability and completed operations liability.

          (iii) Workers' compensation insurance including coverage for employer's liability in the amount of $1,000,000 for each accident or disease for each employee;

           (iv) Automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence;

            (v) Professional liability insurance in an amount equal to $3,000,000 in the aggregate; and

           (vi) Umbrella coverage in an amount equal to $3,000,000 per occurrence.

     All policies of insurance required to be maintained under this Agreement shall be in form and with insurers recognized as adequate by Lender. All policies of insurance on the Collateral shall contain an endorsement in form and substance acceptable to Lender and showing loss payable to Lender with respect to the Collateral as its interests appear. Such endorsement, or independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least thirty (30) days' prior written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Borrower shall deliver to Lender the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor and of compliance with all provisions of this Agreement. In addition, Borrower shall notify Lender promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder with respect to the Collateral directly to Lender. Borrower shall forthwith, at the request of Lender, duly execute and deliver instruments of assignment of any such insurance policies to comply with this Section 6.1(P) and cause the insurers with respect to such policies to acknowledge notice of such assignment. Borrower irrevocably makes, constitutes, and appoints Lender (and all officers, employees, or agents designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling, and adjusting claims under such policies of insurance that relate to the Collateral (provided that Lender shall consult with Borrower prior to finally making, settling or adjusting claims under such policies of insurance), endorsing the name of Borrower on any check, draft, instrument, or other item of payment for the proceeds of such policies of insurance that relates to the Collateral. In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or shall fail to pay any premium in whole or in part, relating thereto, Lender, without waiving or releasing any Liabilities or Default or Event of Default hereunder may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Liabilities hereunder secured by the Collateral.
     Lender reserves the right at any time, upon review of Borrower's risk profile, to require additional forms and limits of insurance to, in Lender's reasonable opinion, adequately protect Lender's interests under this Agreement.

           (Q) Intentionally Deleted.

           (R) Intentionally Deleted.

           (S) Indemnification From RCI. Borrower shall promptly enter into an agreement with RCI in a form acceptable to Lender whereby RCI shall agree to fulfill all of the obligations referred to in Paragraph 4 of Exhibit 6.2(L) of this Agreement and to indemnify Borrower against any loss and expense incurred by Borrower arising from or related to those obligations.

           (T) Litigation. In the event any Pending Litigation shall result in a final judgment adverse to Borrower, Borrower shall promptly satisfy same or bond off same. Except as provided in Subsection 9.12(B) hereof, Borrower shall indemnify and hold Lender and Lender's Agent harmless from any and all losses, claims, damages, costs, expenses (including court costs and attorneys' fees) and obligations (including, but not limited to, any loss of any right, title and/or interest of Lender in and/or to the Collateral) arising out of and/or related to, directly or indirectly, any litigation, or the claim of any third party for alleged liabilities and/or obligations of Borrower arising out of transactions or events affecting the Collateral; provided, however, that if Lender or Lender's Agent intervenes in such action, Borrower shall not be liable to Lender or Lender's Agent for any expenses incurred by Lender or Lender's Agent, which for purposes of this Section 6.1(T) shall include attorneys' fees or court costs incurred by Lender or Lender's Agent but shall not include any damages or other losses incurred by Lender or Lender's Agent in connection with such litigation. Borrower shall not be liable to Lender or Lender's Agent for any losses, claims, damages, costs, expenses and obligations which are caused by the gross negligence, willful misconduct or other activities of Lender or Lender's Agent described in Subsection 9.12(B).

           (U) Filing Receipts. Borrower shall, as soon as available, deliver to Lender certified copies of all filing receipts or acknowledgments issued by any Person to evidence any filing or recordation necessary to perfect Lender's Liens on and security interests in the Collateral granted pursuant to this Agreement or the other Loan Documents and to evidence, in a form reasonably acceptable to Lender, that, to the extent available under the UCC, such Liens and security interests constitute valid and perfected Liens on and security interests in the Collateral in accordance with Section 4.2 hereof.

     6.2 Negative Covenants of Borrower. Without Lender's prior written consent, which Lender may or may not give, in its sole discretion (except as otherwise expressly provided in Section 6.6 hereof to the contrary), Borrower covenants as follows:

           (A) Mergers. Borrower shall not, directly or indirectly, by operation of law or otherwise, reorganize, merge or consolidate or otherwise combine with any Person.

           (B) Investments and Acquisitions. Except as set forth in Exhibit 6.2(B) attached hereto, Borrower shall not create, form or otherwise acquire any Subsidiary unless such Subsidiary is separate and separately funded. Borrower shall not make, nor shall it permit any Subsidiary (other than RCI) to make, any loan or advances of money to any Person or any investment, directly or indirectly (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of Indebtedness, acquisition of the business or assets, or otherwise), in any Person in amounts exceeding One Hundred Thousand Dollars ($100,000) per transaction or in the aggregate, except for those transactions described in Exhibit 6.2(B) attached hereto. Notwithstanding the foregoing, RCI may and, subject to the prior written consent of Lender, any other Subsidiary may make investments with respect to business activities associated with Gamma Knife or any other Invasive Technology (as defined below), however, Borrower shall not purchase, finance, operate or control business activities associated with Gamma Knife or any other invasive technology except through such separate and separately funded Subsidiary. For purposes of this
Section 6.2(B), "Invasive Technology" shall mean any business wherein permanent change in anatomy, structure, physiology or metabolism is introduced to the customer as a direct result of the technology used or actually performed; provided, however, that Invasive Technology shall not include radiation therapy. Requests by Borrower to take any action that is not permitted by this
Section 6.2(B) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within twenty-five
(25) Business Days following Lender's receipt of Borrower's request for consent. The parties acknowledge that this Section 6.2(B) shall not restrict or limit activities permitted by the terms of Sections 6.2(H) and (I) hereof.

           (C) Distributions. Borrower shall not make any Distributions, except Borrower may pay dividends with respect to the Series B Preferred Stock of Borrower that is issued to the Preferred Stock Purchasers pursuant to the terms of the Preferred Stock Agreement, which dividends shall be paid only in accordance with the terms of the Preferred Stock Agreement and only if such payment will not have a Material Adverse Effect on Borrower, or Borrower's ability to repay the Liabilities.

           (D) Subordinated Obligations. Borrower shall not voluntarily prepay any principal (including the making of any sinking fund payment), interest or any other amount in respect of (i) any obligations that are subordinate to Borrower's obligations to Lender, (ii) the Philips Debt, or (iii) any other obligations.

           (E) ERISA. (a) Borrower shall not at any time, maintain, be obligated or become obligated to contribute on behalf of its employees to, any Plan, other than (i) Plans disclosed in Exhibit 5.1(V), (ii) Plans created to replace those Plans disclosed in Exhibit 5.1(V), as notified by Borrower to the Lender, and (iii) Plans to which Borrower becomes obligated to contribute pursuant to the terms of a collective bargaining agreement.

               (b) Borrower shall not at any time, permit any Plan maintained by it, to:

                    (i) engage in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

                    (ii) incur any material "accumulated funding deficiency," as that term is defined in Section 302 of ERISA; or

                    (iii) suffer a termination event to occur which may reasonably be expected to result in (a) liability of Borrower to the Plan that may reasonably be expected to have a Material Adverse Effect on Borrower, or (b) the imposition of a Lien on the Collateral pursuant to Section 4068 of ERISA.

               (c) Borrower shall not at any time, permit any Plan described in the Exhibit 5.1(V) to fail to comply with ERISA or other applicable laws in any respect if such failure would have a Material Adverse Effect on Borrower.

           (F) Amendments. Borrower shall not amend any provision of any obligation that is subordinate to Borrower's obligations to Lender or any other obligation, including the Philips Debt, if such amendment would (i) affect any of the subordination provisions thereof, (ii) advance the date of any required payment or prepayment thereunder, (iii) make any covenant therein more burdensome to Borrower, (iv) reduce any default or grace period therein provided, or (v) otherwise have a Material Adverse Effect on the interests of Lender. Notwithstanding the foregoing, Borrower shall not amend the Preferred Stock Agreement without the prior written consent of Lender, which may be withheld in Lender's sole discretion.

           (G) Increase in Salaries. Borrower shall not in any fiscal year of Borrower increase the aggregate salaries of its officers, directors, and managers by an aggregate amount exceeding twenty percent (20%) of the aggregate salaries paid to its officers, directors and managers during the immediately preceding fiscal year. Requests by Borrower to take any action that is not permitted by this Section 6.2(G) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within ten (10) Business Days following Lender's receipt of Borrower's request for consent.

           (H) Capital Expenditures. Neither Borrower nor any Subsidiary (other than RCI) shall make capital expenditures (including expenditures for capitalized leases but excluding expenditures for routine repairs and replacements) in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate during any fiscal year. Notwithstanding the foregoing, this Section 6.2(H) shall not apply to (i) capital expenditures made by Borrower pursuant to transactions with Lender or Lender's Affiliates and Subsidiaries, or (ii) capital expenditures made by any Subsidiary of Borrower that is separate and separately funded. Requests by Borrower to take any action that is not permitted by this Section 6.2(H) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within fifteen (15) Business Days following Lender's receipt of Borrower's request for consent.

           (I) Operating Leases. Neither Borrower nor any Subsidiary (other than RCI) shall become the lessee under any operating lease if the aggregate payments thereunder during any current or future period of twelve (12) consecutive months, when added to aggregate payments for the same period under all other operating leases entered into after the Agreement Date, under which Borrower or such Subsidiary (other than RCI) is then lessee, exceed Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, this Section 6.2(I) shall not apply to operating leases between Borrower and Lender or Lender's Subsidiaries and Affiliates. Requests by Borrower to take any action that is not permitted by this Section 6.2(I) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within fifteen (15) Business Days following Lender's receipt of Borrower's request for consent.

           (J) Transactions with Affiliates. Except as specifically permitted in this Agreement or as set forth in Exhibit 6.2(J) attached hereto, Borrower shall not enter into, or be a party to, any transaction with any stockholder or Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms fully disclosed to Lender and no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not a stockholder or Affiliate of Borrower; provided, however, that Borrower may issue common stock to capitalize wholly-owned Subsidiaries of Borrower. Requests by Borrower to take any action that is not permitted by this Section 6.2(J) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within twenty-five (25) Business Days following Lender's receipt of Borrower's request for consent.

           (K) Adverse Agreements. Borrower shall not enter into any transaction that is reasonably likely to have a Material Adverse Effect on the Collateral or Borrower's ability to repay Indebtedness.

           (L) Guarantees. Except as set forth in Exhibit 6.2(L), Borrower shall not guarantee or in any way become liable, directly or indirectly, with respect to the obligations or liabilities of any Person, whether by guaranty, endorsement, agreement to purchase or repurchase, agreement to supply or advance funds or otherwise.

           (M) Liens; Negative Pledges; Sales and Leasebacks. Except for those Liens (i) identified in Exhibit 5.1(J), (ii) expressly permitted in this Agreement, or (iii) created pursuant to this Agreement, Borrower shall not create, permit or suffer to exist, and Borrower shall defend the Collateral against and take such other action as is necessary to remove, any Lien of any nature whether by sale, lease, negative pledge, merger, consolidation, liquidation, dissolution, or otherwise, on the Collateral, whether now owned or hereafter acquired, and Borrower shall defend the right, title and interest of Lender in and to any of Borrower's rights to the Collateral against the claims and demands of all Persons whomsoever.

           (N) Indebtedness. Borrower shall not create, incur, assume, or permit to exist and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or evidence of Indebtedness, except for (i) the Liabilities, (ii) the Philips Debt, (iii) trade indebtedness in the ordinary course of business, including payables for services performed, (iv) nonrecourse debt as to Borrower incurred by a separate and separately funded Subsidiary, (v) Indebtedness permitted pursuant to Subsection 6.2(I) hereof, (vi) Indebtedness to Lender, Lender's Agent and Lender's Affiliates, and (vii) such other permitted Indebtedness identified in Exhibit 6.2(N) attached hereto.

           (O) Corporate Name. Borrower shall not change its corporate name without giving Lender thirty (30) days' prior written notice of its intention to do so. Requests by Borrower to take any action that is not permitted by this
Section 6.2(O) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within ten (10) Business Days following Lender's receipt of Borrower's request for consent.

           (P) Disposition of Property. Except as set forth in Exhibit 6.2(P) attached hereto, Borrower shall not make any Disposition of its Property, whether now owned or hereafter acquired, without the prior written consent of Lender. Notwithstanding the foregoing, Borrower shall not sell, transfer, assign (by operation of law or otherwise), or otherwise dispose of or transfer the Collateral or any interest therein, or attempt, offer or contract to do so; provided, however, Borrower may (i) lease the Equipment in the ordinary course of business provided that Borrower gives Lender notice of such Lease and files appropriate Financing Statements evidencing Lender's security interest in the Equipment in a form reasonably acceptable to Lender, and (ii) sell a particular item of Equipment that was purchased by Borrower with the proceeds of the Term Loan upon at least ten (10) Business Days prior notice to Lender, without Lender's prior written consent, so long as Borrower prepays the Term Loan in an amount that is not less than the amount determined in accordance with
Schedule 6.2(P) attached hereto in funds immediately available to Borrower in New York, New York (or at such other place for payments designated by Lender in accordance with Section 2.4 hereof). Such prepayments shall be made by Borrower to Lender simultaneously with Borrower's transfer of title to such item of Equipment to the purchaser of such Equipment. Prepayments received by Lender pursuant to this Section 6.2(P) shall be applied as set forth in Section 2.9 hereof. Requests by Borrower to take any action that is not permitted by this
Section 6.2(P) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within fifteen (15) Business Days following Lender's receipt of Borrower's request for consent.

           (Q) Change in the Nature or Conduct of Business. Borrower shall not change the nature of its business or the respective businesses of its Subsidiaries (other than RCI) as conducted on the Closing Date or engage in any business other than the types of business in which it is engaged as of the Closing Date without Lender's prior written consent; provided that the introduction of additional products within or related to such lines of business shall not be construed to be a new line of business.

           (R) Location of Collateral; Books of Account. All of the Equipment and other Collateral is, and at all times shall hereafter be kept and maintained solely at the locations set forth in Exhibits 1.56 and 4.1(A) with respect to such Equipment and other Collateral. Borrower shall not remove Collateral or related books and records from the locations identified in Exhibits 1.56 and 4.1(A) with respect to each item of Collateral, except for movements of Collateral from one such location to another in the ordinary course of business using vehicles owned, leased or hired by Borrower, upon prior written notice to Lender, provided that such Equipment is not moved outside of the continental United States. Notwithstanding the foregoing, Borrower shall not keep any Collateral or any such books and records at any other location unless: (i) Borrower shall have given Lender at least thirty (30) days prior written notice of such removal and the new location of such Collateral or such books and records; and (ii) such other location is within the continental United States of America.

           (S) Capital Structure. Borrower shall not make any material change in (i) Borrower's capital structure, including the issuance of any of its Stock, except (a) Borrower's issuance of Stock to Lender's Agent pursuant to the terms of the Warrant, (b) Borrower's issuance of Stock to Lender pursuant to the terms of that certain Common Stock Purchase Warrant delivered by Borrower to Lender's Agent on May 19, 1992, (c) Borrower's issuance of the Series B Preferred Stock to the Preferred Stock Purchasers pursuant to the Preferred Stock Agreement,
(d) Borrower's issuance of common stock to the Preferred Stock Purchasers pursuant to the Preferred Stock Agreement, (e) Borrower's issuance of common stock pursuant to a public offering, (f) Borrower's issuance of common stock to Cal Kovens pursuant to the terms of that certain Agreement dated September 27, 1989, or that certain Agreement dated November 1, 1991, (g) Borrower's issuance of common stock to its employees as currently authorized pursuant to each of the Employee Stock Option Plan (1983), the 1987 Stock Option Plan, the 1989 Stock Incentive Plan and the 1992 Option and Incentive Plan, (h) Borrower's issuance of common stock to capitalize wholly-owned Subsidiaries of Borrower as permitted by this Agreement, or (ii) any of its business objectives, purposes, or operations that might in any way adversely affect the repayment of the Liabilities or have a Material Adverse Effect on Borrower. Requests by Borrower to take any action that is not permitted by this Section 6.2(S) shall comply with Section 6.6 hereof and shall be approved or disapproved by Lender in accordance with Section 6.6 hereof within twenty-five (25) Business Days following Lender's receipt of Borrower's request for consent.

           (T) RCI Limitations. Notwithstanding any provision in this Agreement to the contrary, except as set forth in Exhibit 6.2(T) Borrower shall under no circumstances (i) fund RCI in any manner, whether through capital contributions, loans, advances or otherwise, (ii) guarantee, assume or otherwise become liable for obligations of RCI, or (iii) pay any obligations of RCI or, unless paid fair market consideration by RCI, perform any obligations of RCI or provide any services to RCI.

     6.3 Payment of Charges. Except as otherwise provided in Section 6.4 or elsewhere in this Agreement and except as otherwise provided in the next succeeding sentence, Borrower shall pay all charges, whether payable on account of the execution, delivery or performance of this Agreement, the creation of any of the Liabilities hereunder by reason of any existing or hereafter enacted federal, state or other regulation or statute, or otherwise, promptly when due where the failure to so pay would have a Material Adverse Effect upon Borrower. Except as provided in Section 6.4, Borrower shall pay promptly when due all withholding taxes, whether relating to payment of employee wages or otherwise (collectively, the "Withholding Charges"). Borrower shall indemnify Lender and Lender's Agent and hold Lender and Lender's Agent harmless from and against liability in connection with any and all charges (including any amount that may be asserted under sections 3505 and 6672 of the Internal Revenue Code and any comparable provisions under state or local law). In the event that Borrower fails to pay any charges described in this Section 6.3 or fails to obtain promptly the discharge of such charges, Borrower shall so advise Lender in writing and, whether or not Borrower so advises Lender, Lender may, in its sole discretion, without waiving or releasing any obligation or liability of Borrower hereunder or any Default or Event of Default, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto that Lender reasonably deems advisable; provided, however, that Lender shall provide Borrower with ten (10) days' prior notice before paying any charge of a type described in this Section 6.3. All amounts so paid by Lender and any related expenses, including reasonable attorneys' fees, court costs and other charges, shall be payable, upon demand, by Borrower to Lender and shall be additional Liabilities secured by Collateral.

     6.4 Contesting Charges. Except as otherwise provided below, Borrower may dispute any charges without prior payment, even if such non-payment may cause a Lien to attach to Borrower's assets, provided that Borrower shall have given Lender written notice of said dispute and shall be diligently contesting the same in good faith in an appropriate forum and proceeding. If such disputed charges are in excess of Fifty Thousand Dollars ($50,000) in the aggregate, at any time, Borrower shall give Lender such additional assurances as Lender reasonably deems necessary under the circumstances. If the charge disputed is a Withholding Charge, and during the pendency of such dispute the appropriate taxing authority asserts liability against Lender in relation to the disputed Withholding Charge, then Borrower shall, if reasonably required by Lender, immediately pay the disputed Withholding Charge liability, and thereafter shall only contest such Withholding Charge through an alternative method.

     6.5 Survival of Liabilities Upon Termination of Agreement. Except as otherwise expressly provided in this Agreement, no termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, and Liabilities of Borrower or Lender that accrued and remain unperformed as of the Termination Date.

     6.6 Requests for Lender's Consent. Any request by Borrower for Lender's written consent prior to taking any action prohibited by Subsections 6.2(B), 6.2(G), 6.2(H), 6.2(I), 6.2(J), 6.2(O), 6.2(P), and 6.2(S) hereof as described in such Sections, shall be in writing and shall include a detailed description that is reasonably acceptable to Lender of the proposed action to be taken by Borrower. Lender shall approve or disapprove of such request within the number of Business Days provided in the respective Subsections identified in
Section 6.2 hereof, which approval shall not be unreasonably denied; provided, however, that Lender may reasonably request additional information regarding the proposed action to be taken by Borrower and shall have an additional period of ten (10) Business Days following Lender's receipt of all such information to consider such information. Any disapproval by Lender shall set forth in reasonable detail Lender's reasons for disapproval.

7.   INFORMATION AND REPORTING REQUIREMENTS

     Until payment in full of the Liabilities, unless Lender shall otherwise consent in writing, Borrower shall furnish to Lender at Lender's address provided in Section 9.11, the following:

     7.1 Financial Statements. Borrower shall prepare, or cause the preparation of, and deliver to Lender the following financial statements that have been prepared in accordance with GAAP:

           (A) Audited Year-End Financial Statements. For each fiscal year of Borrower, as soon as available, but not later than one hundred five (105) days after the end of Borrower's fiscal year, Borrower shall deliver the audited balance sheet of Borrower as at the end of such fiscal year together with related statements of income and retained earnings, changes in financial position and cash flows for the twelve (12) month period then ended, setting forth in comparative form the figures as at the end of and for the previous fiscal year, in each case accompanied by an auditor's report thereon that is certified by a firm of independent certified public accountants of recognized national standing which report shall be in scope and substance reasonably satisfactory to Lender, and, as soon as available, but not later than sixty (60) days after the close of Borrower's fiscal year, an unaudited preliminary draft of the balance sheet of Borrower as at the end of such fiscal year together with preliminary drafts of such related statements of income and retained earnings and cash flows. In case any Affiliate shall be consolidated in the financial statements of Borrower, the statements referred to in this Section 7.1 shall be on a consolidated and consolidating basis, in accordance with GAAP.

           (B) Quarterly Financial Statements. As soon as available, but not later than sixty (60) days after the end of each calendar quarter of Borrower's fiscal year, Borrower shall deliver the unaudited balance sheet of Borrower as at the end of such quarterly period and the related statements of income and retained earnings, cash flows and changes in financial position of Borrower for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in accordance with GAAP, subject only to normal year-end auditing adjustments, and in form and substance as Lender may reasonably request.

           (C) Officer's Certificate. Concurrently with each delivery of said annual audited financial statements and of the interim financial statements referred to in subsection 7.1(B) hereof, Borrower shall deliver (a) a certificate of Borrower's chief financial officer stating that (1) in his opinion, such financial statements are complete and correct and present fairly, in accordance with GAAP (except for changes that have been approved in writing by Borrower's accountants) applied consistently with those followed in the preparation of the audited consolidated financial statements of Borrower and that have been consistently applied throughout the period involved, the financial position of Borrower as at the end of such period and the results of operations and the changes in the financial position of Borrower for such period and for the elapsed portion of the fiscal year ended with the last day of such period, in each case on the basis presented and subject only to normal year-end auditing adjustments specified in such financial statements (2) a review of the activities of Borrower and its Subsidiaries during the fiscal year or interim period covered by such financial statements, as the case may be, has been made under his supervision with a view to determining whether Borrower has observed, performed and fulfilled each and every covenant, obligation and agreement contained in this Agreement and that he is not aware of the occurrence or existence of any condition or event that constitutes a Default or an Event of Default, or, if he is aware of such condition or event, the nature thereof, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event or failure; and (b) a schedule in a form satisfactory to Lender of the computations used by Borrower in determining compliance with the covenants contained in Subsections 6.1(Q), (R) and (S) and Subsections 6.2(T) and (U).

     7.2 Affiliates' Financial Statements. As soon as practicable and, in any event, within ninety (90) days of the end of the fiscal year of each Affiliate, Borrower shall deliver the unaudited balance sheet of each Affiliate as at the end of such fiscal year and the related statement of income and retained earnings and changes in financial position of each Affiliate for such fiscal period, setting forth in comparative form the figures as at the end of and for the previous fiscal year. For purposes of this Section 7.2, the term "Affiliate" shall exclude Cal Kovens.

     7.3 Public Documents. Promptly after the sending or filing thereof, as the case may be, copies of any definitive proxy statements, financial statements or reports which Borrower sends to its shareholders; and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange.

     7.4 Other Reports. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the Collateral or the business, assets, financial condition or results of operation of Borrower and its Affiliates as Lender may reasonably request. For purposes of this Section 7.4, the term "Affiliate" shall exclude Cal Kovens.

     7.5 Certain Notices. Borrower shall notify Lender in writing promptly, but in no event later than five (5) Business Days upon learning of (i) any litigation commenced against Borrower, its officers, directors or shareholders that may have a Material Adverse Effect upon Borrower, the Collateral or Lender's Lien on the Collateral, whether or not the claim is considered by Borrower to be covered by insurance, and Borrower shall also notify Lender in writing promptly upon learning of any threatened litigation against Borrower in which the claim against Borrower exceeds Fifty Thousand Dollars ($50,000) or which might have a Material Adverse Effect on Borrower, the Collateral or Lender's Lien on the Collateral; (ii) any Default or Event of Default known to Borrower, or any event which with the passage of time or giving of notice or both would constitute a Default or Event of Default by Borrower; (iii) any default by Borrower or an Affiliate under any material agreement other than this Agreement or the other Loan Documents to which any of them is a party or by which any of them or any of their properties may be bound that is reasonably likely to have a Material Adverse Effect on Borrower and the Affiliates as a whole; (iv) any facts or circumstances which come to Borrower's attention and which cause, or through the passage of time may cause, Borrower's representations and warranties set forth in Sections 5.1(A), 5.1(C), 5.1(F) and 5.1(Z) to be untrue or misleading at any time; (v) any penalty assessed against Borrower by any federal, state, or local government agency; (vi) any notice received from any federal, state, or local government agency of any violation by Borrower of any federal, state, or local law or regulation, the commencement of any proceedings or investigations by or before any governmental on nongovernmental body affecting Borrower, or an Affiliate, or any of their respective properties, assets or businesses, in which the damages claimed or the potential liability would be reasonably likely to exceed Fifty Thousand Dollars ($50,000) or which would be reasonably likely individually or in the aggregate with other actions, suits and proceedings, to have a Material Adverse Effect on Borrower or its Affiliates; (vii) any violation by Borrower of any such law or regulation of which Borrower becomes aware, which violation could result in the assessment of a penalty or the revocation of a registration or license of Borrower by any federal, state, or local government agency; and (viii) any other event or condition having a Material Adverse Effect on (a) Borrower, (b) the aggregate value of the Collateral, or (c) the security interests created hereunder. For purposes of (iii) and (vi) immediately above, the term "Affiliate" shall exclude Cal Kovens.

     7.6 ERISA. Borrower shall promptly notify Lender of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Plan described in Exhibit 5.1(V) or any trust created thereunder. Borrower shall deliver to Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     8.1 Event of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default":

           (A) Borrower shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of the Term Loan, or any of the other Liabilities within ten (10) days of the date such payment is due and payable and such Default continues for a period of five (5) days thereafter;

           (B) Except as provided in Section 8.1(A) above, Borrower shall fail or neglect to perform, keep or observe, in any material respect, any other term, provision, condition, covenant, duty or obligation contained in this Agreement or in any of the other Loan Documents which is required to be performed, kept, or observed by Borrower and, with respect to any breach of any condition, covenant, duty or obligation, and such breach shall not have been remedied to Lender's satisfaction within ten (10) days after Lender has delivered notice of such breach to Borrower;

           (C) Any event of default, or any event which upon lapse of time, notice, or otherwise would constitute an event of default, under any agreement to which Borrower is a party shall occur, which event (i) if based on Borrower's failure to pay any amount (whether of principal, interest, or otherwise) as and when due, (x) has caused any Person to demand payment of any part of Borrower's Indebtedness in excess of One Hundred Thousand Dollars ($100,000) before such Indebtedness would otherwise be due, or (y) would deprive Borrower of any rights to the Collateral, or (ii) if based on any other failure, event or condition, is the basis of any notice to Borrower accelerating payment of such Indebtedness or enforcing rights in such Collateral, in any case, resulting in a Material Adverse Effect;

           (D) Any representation or warranty contained in this Agreement, any other Loan Document or any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees, or agents to Lender or Lender's Agent shall be untrue, incorrect, or incomplete in any material respect, or shall be misleading in any material respect, in each case, as of the time when made;

           (E) There occurs, in the reasonable judgment of Lender, any change in the business, assets, financial condition or results of operations of Borrower or its Affiliates which has or is reasonably likely to have a Material Adverse Effect on Borrower and the Affiliates as a whole. For purposes of this
Section 8.1(E), the term "Affiliate" shall exclude (i) Cal Kovens and (ii) any separate and separately funded Subsidiary.

           (F) Any of the Loan Documents after delivery thereof shall for any reason, other than any action taken by Lender and except to the extent permitted by the terms thereof, cease to create a valid and perfected Lien on, or security interest in, any of the Collateral purported to be covered thereby as required by this Agreement and in accordance with Section 4.2 hereof;

           (G) There shall occur any uninsured damage to, or loss, theft, or destruction of, any material portion of the Collateral;

           (H) The Collateral, or any portion of it, shall be attached, seized, levied upon, or subjected to a judgment Lien, execution Lien, writ or distress warrant which exceeds Fifty Thousand Dollars ($50,000) in value and which is not released or bonded off by Borrower before it may be executed upon, or the Collateral, or any portion of it, shall come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower for a continuous period of forty-five (45) consecutive days, and the same shall not be released or otherwise cured to the satisfaction of Lender within ten (10) days thereafter;

           (I) (i) Borrower or any Affiliate shall (a) commence a voluntary case or involuntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, or similar law; (b) apply for or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, agent, or other similar official for Borrower or any, Affiliate for any material part of Borrower's or any Affiliates' respective assets, and any such application or proceeding shall not be dismissed or stayed within the next sixty (60) consecutive days; (c) make any assignment for the benefit of creditors;
(d) commence any case or proceeding for dissolution, liquidation, or termination; (e) have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, or made or suffered a transfer of any of its Property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law; (f) admit in writing it inability to pay, or generally not be paying, its debts as they become due; or (g) take any corporate action for the purposes of effecting any of the foregoing; or

               (ii) A case or other proceedings shall be commenced involuntarily against any of Borrower or the Affiliate in any court of competent jurisdiction seeking (a) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (b) the appointment of a trustee, receiver, custodian, liquidator or the like of any of Borrower, or the Affiliate or of all or any substantial part of the assets, domestic or foreign, of any of Borrower or the Affiliates and such case or proceeding shall continue undismissed or unstayed for a period of forty-five
(45) consecutive calendar days, or an order granting the relief requested in such case or proceeding against any of Borrower or the Affiliates (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered. For purposes of this Section 8.1(I), the term "Affiliate" shall exclude Cal Kovens.

           (J) Except as permitted in Section 6.4, a notice of Lien, levy, or assessment with respect to all or any material portion of Borrower's assets shall be filed of record by the United States, or any department, agency, or instrumentality thereof, or by the Pension Benefit Guaranty Corporation or any Person succeeding to its functions under ERISA or by any state, county, municipal, or other governmental agency;

           (K) Borrower shall cease to conduct its business substantially as now conducted, or shall be enjoined, restrained, or in any way prevented by court order from conducting all or any material part of its business affairs for a period of time in excess of thirty (30) consecutive days;

           (L) A final, unappealable judgment or order shall be entered against Borrower for the payment of money which exceeds more than One Hundred Thousand Dollars ($100,000) in the aggregate and each such judgment is not vacated, stayed, bonded, paid, or discharged within forty-five (45) consecutive days following the entry thereof and at all times thereafter;

           (M) Any event of default under the Philips Loan Documents which is not cured within the applicable time period; and

           (N) Any other event shall have occurred that would have a Material Adverse Effect on Borrower;

           (O) RCI shall fail to (i) observe all corporate procedures required by its Certificate of Incorporation, Bylaws, and the laws of the State of Delaware, including but not limited to, maintenance of correct and complete books and records of account and of minutes of the meetings and other proceedings of the stockholders and the Board of Directors, (ii) maintain its corporate existence in good standing under the laws of the State of Delaware,
(iii) maintain its qualifications to do business as a foreign corporation in good standing in each jurisdiction in which it conducts business, (iv) use its reasonable efforts to maintain as at least one of its directors a person who is not a director or officer of Borrower, (v) maintain its assets separate from and not commingled with those of Borrower, (vi) maintain separate corporate records and books of account from those of Borrower, (vii) conduct its business solely in its own name and only through its duly authorized officers or agents, or
(viii) pay its operating expenses and liabilities from its separate assets; and

           (P) Except as set forth in Exhibit 8.1(P), (i) any oral or written communication, including, without limitation, letters, invoices, purchase orders, contracts, statements and applications, is made in the name of RCI when it actually relates to Borrower, or is made in the name of Borrower when it actualy relates to RCI, (ii) the Board of Directors or stockholders of RCI shall fail to duly authorize in a timely manner any corporate actions required to be approved by them, (iii) RCI's capitalization is not adequate at any time in light of its respective business and purposes, (iv) RCI holds itself out, or permits itself to be held out, as having agreed to pay or as being liable for the debts of Borrower, or Borrower holds itself out, or permits itself to be held out, as having agreed to pay or as being liable for the debts of RCI, (v) Borrower guarantees any of RCI's debt or RCI guarantees any of Borrower's debt or (vi) the Board of Directors of RCI includes all of the directors of Borrower and no other person.


     8.2   Default Rate of Interest; Late Fee.

           (A) From and after the occurrence, and during the continuation, of an Event of Default constituting a nonmonetary Event of Default, and the delivery by Lender to Borrower of notice thereof, the Liabilities shall continue to bear interest, calculated daily on the basis of a three hundred sixty (360) day year at a per annum rate equal to the interest rate plus two percent (2%).

           (B) From and after the occurrence of an Event of Default under
Section 8.1(A) that relates any to payment required to be made by Borrower under the Term Note, Borrower shall pay on demand a late charge in an amount equal to five percent (5%) of the overdue payment, except as limited by applicable law.

           (C) Borrower's payment of any sums based on the default rate of interest pursuant to Section 8.2(A) above or any late fee pursuant to
Section 8.2(B) above shall not cure a default or limit any of Lender's rights to pursue any of its remedies hereunder in connection therewith.

     8.3 Remedies. Upon the occurrence of an Event of Default, Lender shall have the following rights and remedies:

           (A) Lender shall have the right to declare all or any portion of the Liabilities immediately due and payable, whereupon all or any portion of the Liabilities, as appropriate, shall become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower.

           (B) Lender and its agents and representatives shall have the right to enter upon the premises of Borrower, and Borrower shall use reasonable efforts to cause Lender and its agents and representatives to have the right to enter upon the premises of any other place or places where Collateral is located and kept through self-help and without judicial process without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim and without any obligation to pay rent to Borrower or Borrower's lessee.

           (C) Lender and its agents and representatives shall have the right to remove the Collateral to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to collect or dispose of Collateral.

           (D) In addition to all of its other rights and remedies under this Agreement and applicable law, Lender shall have all of the rights and remedies of a secured party under the UCC of the state in which such rights and remedies are asserted, all of which rights and remedies shall be cumulative and none exclusive, to the fullest extent permitted by law.

           (E) Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender and its Affiliates shall have the right to use or operate the Collateral, or any part thereof, to the extent that Lender deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Lender. Lender shall have no obligation to Borrower to maintain or preserve the rights of Borrower as against third parties with respect to the Collateral while the Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of Lender's remedies with respect to such appointment without prior notice or hearing. Lender and its Affiliates and agents shall act in a commercially reasonable manner in enforcing their respective remedies pursuant to this
Section 8.3(E).

           (F) Lender shall have the right to sell, lease, or otherwise dispose of all or any Collateral in its then existing condition, or after any further assembly, manufacturing, or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, acting in a commercially reasonable manner, may deem advisable and as permitted by applicable law. Such sales may be adjourned and continued from time to time with or without notice. Lender and its agents and representatives shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises, and Borrower shall use reasonable efforts to cause any lessee of the Collateral to permit Lender and its agents and representatives to conduct sales on lessee's premises and use such lessee's premises, without charge for such sales for such time as Lender deems necessary or advisable. Borrower's rights under all licenses and certificates of need, to the extent transferable, and all franchise agreements shall inure to Lender's benefit. Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities. Except as otherwise provided by law, the proceeds realized from the sale of any Collateral may be applied by Lender first to the reasonable costs, expenses, and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale, and delivery of Collateral, and then to any principal and interest due on the Liabilities, as Lender, in its sole discretion, may elect. If any deficiency shall exist after the application of such proceeds, Borrower shall remain liable to Lender therefor. Lender and its Affiliates and agents shall act in a commercially reasonable manner in enforcing its remedies pursuant to this Section 8.3(F).

     8.4 Notice of Disposition of Collateral. Any notice required to be given by Lender of a sale, lease, or other disposition of Collateral, or any other intended action by Lender, which is given in accordance with Section 9.11, fifteen (15) days prior to such proposed action, or such longer period as shall be specified by applicable law, shall constitute commercially reasonable and fair notice thereof to Borrower.

     8.5 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lender, Lender's Agent and any Participant are hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon three (3) Business Days prior written notice to Borrower, to set-off, appropriate and apply any and all funds in the possession of Lender, Lender's Agent or such Participant, all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender, Lender's Agent or such Participant to or for the credit or the account of Borrower, against any and all of the Liabilities of Borrower now or hereafter existing that are then due and payable, whether by maturity or acceleration, irrespective of whether or not (i) Lender, Lender's Agent or such Participant shall have made or be entitled to make any demand under this Agreement or other applicable agreement, or (ii) Lender shall have declared the principal of and interest on the Term Note and such other Liabilities due hereunder and thereunder to be due and payable and although such obligations and Liabilities, or any of them shall be contingent or unmatured. The exercise by Lender, Lender's Agent or any holder of the Term Note of the aforesaid right of set-off shall be effective as of the time Lender or such holder of the Term Note restricts Borrower's access to any such deposits. The rights of Lender, Lender's Agent and any Participant under this Section 8.5 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender, Lender's Agent and each such Participant may have.

     8.6 Appointment of Lender as Borrower's Lawful Attorney. Borrower hereby irrevocably designates, makes, constitutes, and appoints Lender and all Persons designated by Lender as Borrower's true and lawful agent and attorney-in-fact upon and after the occurrence of an Event of Default for the purposes set forth in this Section 8.6. Accordingly, upon and after the occurrence of an Event of Default, Lender or Lender's agent designated by Lender for purposes of this
Section 8.6 may, without notice to Borrower, and at such time or times as Lender or said agent in its sole discretion may determine, in Borrower's or Lender's name: (i) take control, in any manner, of any item of payment or proceeds of Collateral; (ii) prepare, file, and sign Borrower's name on any proof of claim or similar document in any bankruptcy, insolvency, reorganization, or similar case against any Person indebted to Borrower; (iii) prepare, file, and sign Borrower's name on any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with Special Collateral; (iv) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement; (v) endorse Borrower's name upon any of the items of payment or proceeds and deposit the same to the account of Lender on account of Liabilities; (vi) endorse Borrower's name upon any chattel paper, document, instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to Special Collateral; and (vii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to Special Collateral to which Borrower has access. Lender shall act (i) in a commercially reasonable manner when exercising its rights pursuant to this Section 8.6, and (ii) only as necessary in the reasonable judgment of Lender to protect its rights under the Loan Documents and to the Collateral.

     8.7 Participating Lender's Security Interests. If any Person shall at any time participate with Lender in making any of the loans, advances, or accommodations hereunder, Borrower hereby grants to such Person (in addition to any other rights that such Person may have) both a continuing security interest in any Property of Borrower that is in the possession of such Person, and an express contractual right of set-off, to the extent of such Person's participation in the Liabilities. Such Person shall have the same right of set-off as it would have if it were a direct lender to Borrower.

9.   MISCELLANEOUS.

     9.1 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign, or transfer this Agreement or any of Borrower's rights, title, interests, remedies, powers, or duties hereunder or thereunder, and any such sale, assignment, or transfer shall be void and of no effect. Borrower hereby consents to Lender's participation, sale, assignment, transfer, or other disposition of this Agreement or of any of Lender's rights, title, interests, remedies, powers, or duties hereunder or thereunder pursuant to Section 2.11 hereof or otherwise.

     9.2 Expenses. Notwithstanding the provisions of this Section 9.2 set forth below, each party to this Agreement shall pay its own costs and expenses, including the disbursements and fees of their respective attorneys, accountants and advisors, incidental to (i) the preparation and negotiation of this Agreement, the exhibits and schedules hereto and the other Loan Documents and
(ii) the closing of the transactions contemplated by this Agreement.

     Except as specifically set forth above, if, upon or after the occurrence or existence of an Event of Default, Lender or Lender's Agent employs counsel for advice or other representation or incurs other professional costs and expenses in connection with:

           (A) any litigation, contest, dispute, suit, case, proceeding, or action (whether instituted by Lender, Borrower, or any other Person) in any way relating to Collateral, this Agreement, or Borrower's affairs, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, or similar law;

           (B) any attempt to enforce any rights of Lender or any Participant against Borrower, any other Person that may be or become obligated to Lender by virtue of this Agreement, including any attempt to enforce such rights in connection with a case commenced by or against any of the foregoing under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law; and/or

           (C) the protection, collection, sale, liquidation, or other disposition of Collateral; then, in any such event, the professional fees arising from such services, and all expenses, costs, charges, and other fees incurred by Lender or Lender's Agent arising in connection with or relating to any of the events or actions described in this Section 9.2 shall be payable by Borrower to Lender or Lender's Agent on demand and shall constitute Liabilities secured by the Collateral.

           Without limiting the generality of the foregoing, the expenses, costs, charges, and fees described above in this Section 9.2, (i) may include attorneys' fees, accountants' fees, appraisers' fees and any other professional costs and expenses; stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the other Loan Documents; costs and expenses of UCC and Lien searches and reports; court costs and expenses, photocopying and duplicating expenses; court reporter fees, costs, and expenses; long distance telephone charges; air express and other delivery charges; telegram and telex charges; secretarial overtime charges; expenses for travel, lodging and food paid or incurred in connection with the performance of such professional services; sales tax in connection with the sale of the Equipment by Lender's Agent to Borrower as provided in Subsection 6.1(M) hereof; and (ii) shall not include Lender's Agent, Lender's Affiliates, Lender's or any other Person's expenses in connection with monitoring the Term Loan. Borrower agrees to save Lender and Lender's Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any such professional costs, expenses, fees and taxes.

     9.3 Waivers by Lender; Cumulative Remedies. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement, shall not waive, affect, or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement shall not suspend, waive, or affect any other Event of Default by Borrower under this Agreement whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants, and representations of Borrower contained in this Agreement nor any Event of Default by Borrower under this Agreement shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in a writing signed by Lender which designates the specific suspension or waiver. The rights and remedies hereunder are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law or which Lender would otherwise have.

     9.4 Waivers by Borrower. Except as otherwise provided in this Agreement, Borrower waives: (i) presentment, demand, and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper, and guaranties at any time held by Lender under or pursuant to which Borrower may in any way be liable, and Borrower hereby ratifies and confirms whatever Lender may do in this regard; (ii) notice prior to taking possession or control of the Collateral or, so long as General Electric Capital Corporation remains the Lender under this Agreement, any bond or security that might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement, and exemption laws. If and to the extent that any obligation of Borrower to Lender shall be considered an obligation of guaranty or suretyship, then the following waivers shall apply:

           (A) Borrower agrees that no election to proceed in one form of action or against any party or on any obligation shall constitute a waiver of Lender's right to proceed in any other form of action for a deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon Borrower's rights of subrogation, reimbursement, or indemnity, if any, against any Person; and

           (B) Borrower agrees that Lender shall be under no obligation and expressly waives the right to require Lender: (i) to marshall any assets in favor of Borrower, (ii) to proceed first against any guarantor or any Property of guarantor or against any collateral, (iii) to enforce first any other guaranty obligations with respect to, or security for, the Liabilities, or (iv) to pursue any other remedy in Lender's power that Borrower may or may not be able to pursue itself and that may lighten Borrower's burden, any right to which Borrower hereby expressly waives.

     9.5 Execution of Certificates. Lender and Borrower acknowledge and agree that (i) any and all certificates and documents now or hereafter executed by any officer or director of Borrower shall be executed solely in their official capacity, and (ii) such officer or director shall have no personal liability arising out of the execution of any such certificate or document.

     9.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective only to the extent of such provision and the remaining provisions of this Agreement shall remain unaffected and in full force and effect, and such prohibition and invalidity in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.7 Parties. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Borrower and Lender including any trustee or interim trustee of Borrower appointed pursuant to Bankruptcy Code section 1104 or sections 701 and 702. This provision, however, shall not be deemed to modify Section 9.1.

     9.8 Conflict of Terms. The provisions of any other related agreement and any schedule or exhibit thereto or to this Agreement are incorporated in this Agreement as if set forth in full by this reference. Except as otherwise provided in this Agreement by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement conflicts or is inconsistent with any provision in any other related agreement, the provision contained in this Agreement shall govern and control.

     9.9 Governing Law; Consent to Jurisdiction and Venue. Except as otherwise expressly provided in any other related agreements in all respects, including all matters of construction, validity and performance, this Agreement and the Liabilities arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws and any applicable laws of the United States of America. BORROWER CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. Service of process on Borrower, Lender or any Participant in any action arising out of or relating to any Agreement contemplated herein shall be effective if mailed to such party at the address listed in Section 9.11. Nothing herein shall preclude Lender, any Participant or Borrower from bringing suit or taking other legal action in any other jurisdiction.

     9.10 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT.

     9.11 Notice. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (i) in person with receipt acknowledged, or (ii) by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and with confirmation by mailing of, no later than one (1) Business Day following such transmission, of a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, (iii) by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, or (iv) by Federal Express or similar reliable overnight delivery service, addressed as follows:

               (A)  If to Lender, at

                    General Electric Capital Corporation
                    c/o General Electric Company, acting through
                    GE Medical Systems
                    North 14, West 23833
                    Stone Ridge Drive, Suite 300
                    Waukesha, Wisconsin  53188
                    Attention:  Investment Manager
                    Facsimile:  (414) 548-5058

           and

                    General Electric Capital Corporation
                    c/o General Electric Company, acting through
                    GE Medical Systems
                    North 14, West 23833
                    Stone Ridge Drive, Suite 300
                    Waukesha, Wisconsin  53188
                    Attention:  Finance Manager
                    Facsimile:  (414) 548-5058

           with a copy to:

                    McDermott, Will & Emery
                    2049 Century Park East, 34th Floor
                    Los Angeles, California  90067
                    Attention:  Ira J. Rappeport, Esq.
                    Facsimile:  (310) 277-4730

               (B)  If to Borrower, at

                    American Health Services Corp.
                    4440 Von Karmen, Suite 320
                    Newport Beach, California  92660
                    Attention:  President
                    Facsimile: (714) 851-5981

           with a copy to:

                    Green, Stewart & Farber, P.C.
                    2600 Virginia Avenue N.W., Suite 1111
                    Washington, DC  20037
                    Attention:  Philip D. Green, Esq.
                    Facsimile:  (202) 342-8734

or to such other addresses or facsimile transmission number as any party may designate for itself by like notice. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered with receipt acknowledged or sent by facsimile with receipt electronically confirmed during normal business hours of recipient, the next Business Day after deposit with Federal Express or three (3) Business Days after deposit in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     9.12  Indemnification.

           (A) Borrower. In addition to any other amounts payable by Borrower under this Agreement and the Term Note, Borrower hereby agrees to protect, indemnify, pay and hold harmless Lender and Lender's Agent and their respective directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) (i) that Lender or Lender's Agent may incur or be subject to as a consequence, directly or indirectly, of (a) issuance of the Term Loan, (b) any breach by Borrower of any warranty, covenant, term or condition in, or the occurrence of any Event of Default under, this Agreement or any other Loan Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, and (c) involvement in any legal suit, investigation, proceeding, inquiry or action as to which Lender or Lender's Agent is involved as a consequence, directly or indirectly, of its issuance of the Term Loan, the holding or owning of any Collateral by Lender or the Term Loan, Lender's execution of this Agreement and any other Loan Document to which it is a party or any other event or transaction contemplated by any of the foregoing, except for any claims, demands, liabilities, damages, losses, charges and expenses which are caused by Lender's Agent or Lender's gross negligence or willful misconduct or other activities of Lender or Lender's Agent described in Subsection 9.12(B) hereof and (ii) that are related to any claims, actions or proceedings which may be asserted against Lender or Lender's Agent in connection with the transactions contemplated by this Agreement. The obligations of Borrower under this Section 9.12 shall survive the termination of this Agreement. In furtherance and not in limitation hereof, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, except if Lender has received any notice or information to the contrary.

           (B) Lender. Lender hereby agrees to protect, indemnify, pay and hold harmless Borrower and its directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) that Borrower may incur or be subject to as a consequence, directly or indirectly, of (i) Lender's Agent or Lender's gross negligence or willful misconduct; (ii) any litigation or claim of any third party filed against Borrower for alleged liabilities and/or obligations of Borrower for products liability in connection with Equipment purchased by Borrower from Lender or Lender's Agent; provided, however, that if Borrower intervenes in such action, Lender shall not be liable to Borrower for any expenses incurred by Borrower, which for purposes of this Section 9.12(B) shall include reasonable attorneys' fees and court costs incurred by Borrower in connection with such litigation or claim; and (iii) any breach by Lender of any warranty, covenant, term or condition, or the occurrence of any default by Lender under this Agreement or any other Loan Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default; provided, however, that for purposes of this Subsection 9.12(B)(iii) (except to the extent it relates to a breach by Lender of Section 5.3 herein), in no event shall Lender's cumulative liability to Borrower for any and all claims, causes of action, injuries, damages, judgments, expenses, fees or costs of a suit in connection with the Equipment, if any, exceed the value of the portion of the Equipment which gave rise to the claim, cause of action, judgment, expense or cost. As regards any breach of Section 5.3 by Lender, the indemnification provided herein shall not be limited by the terms of any Loan Document.

     9.13 Section Titles and Table of Contents. The section titles and the Table of Contents contained in this Agreement are merely for convenience and shall be without substantive meaning or content, and are not a part of the Agreement between the parties hereto.

     9.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, all of which taken together shall be deemed to constitute one (1) and the same agreement.

     9.15 Successors and Assigns. All of the terms and provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Lender is hereby specifically authorized to assign or sell any or all of its rights and obligations under this Agreement to any party without the prior written consent of Borrower.

     9.16 Limitation of Liability. Notwithstanding any other provision herein to the contrary, to the fullest extent permitted by applicable law, neither Borrower nor Lender shall be liable to the other party or, in Borrower's case, to any of Lender's Affiliates or agents, for any incidental or consequential damages of any kind to the other party in connection with the Loan Documents and transactions contemplated by this Agreement, provided that the limitation of liability set forth in this Section 9.16 and in any Loan Documents shall not be applicable with respect to incidental or consequential damages arising from any breach by Lender of Section 5.3 herein.

     9.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, including without limitation that certain Loan and Security Agreement dated as of June 1, 1993 concerning, among other things, a term loan in the amount of $17,854,956.83, which agreement is hereby rescinded and of no further force and effect. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     9.18  Taxes and Reserve Requirements.

            (A) If at any time any change in any applicable law or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any reversal by any such entity of an interpretation by Lender of any such law or the compliance by Lender with any request or directive (whether or not having the force of law) of any such entity:

          (i) shall (A) subject Lender to any tax, duty or other charge with respect to the Term Note or this Agreement or any of its obligations hereunder, or (B) change the basis of taxation of payment to Lender of the principal of or interest on the Term Loan or any other amounts due under this Agreement or any other Loan Document (in each case, including the imposition of any withholding tax but excluding any changes in the rate of tax on the overall net income of Lender imposed by any jurisdiction), or (ii) shall impose, increase, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender any other conditions and the result of the foregoing, in the determination of Lender, is to increase the cost to Lender of making or maintaining the Term Loan or to reduce the amount of any sum received or receivable by Lender, by an amount determined by Lender to be material, then Borrower agrees to pay to Lender, within fifteen
          (15) days after demand by Lender, the amount reasonably determined by Lender to be the additional amount or amounts required to compensate Lender for such increased cost or reduction.

            (B) Lender agrees that it will promptly notify Borrower of any event of which it has knowledge that will entitle Lender to receive any additional amount or amounts pursuant to this Section 9.18 and will at the same time deliver a certificate setting forth the change in applicable law, administration or interpretation that is the basis for the claim and the amount or amounts required to compensate Lender. In making the determinations contemplated hereunder, Lender may make such estimates, assumptions, allocations and the like which Lender in good faith determines to be appropriate, and Lender's selection thereof and Lender's determinations based thereon, absent manifest error, shall be final and binding and conclusive upon Borrower.

     9.19 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in the Warrant, the Loan Documents and all information related to the transactions contemplated by this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed to third persons without the prior written consent of the other party. Accordingly, Lender and Borrower shall not, and shall not permit any of their respective Affiliates to, discuss with, or provide nonpublic information to, any third party concerning the Warrant or the Loan Documents, except: (i) as required in governmental filings or judicial, administrative or arbitration proceedings, or
(ii) pursuant to public announcements made with the prior written approval of Lender and Borrower, and (iii) as required by law. Lender shall have the right to review and approve, which approval may be denied in Lender's sole discretion, any written characterization of this Agreement, the Warrant and any transaction contemplated hereby except Lender shall not have the right to review, but shall have the right to approve, characterizations included in governmental filings or judicial, administrative or arbitration proceedings.

     9.20 Closing. The delivery of documents and instruments on the Closing Date as contemplated hereby shall take place at 10:00 a.m. at the offices of Lender's counsel located at 2049 Century Park East, Suite 3400, Los Angeles, California.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first specified above.

                                 GENERAL ELECTRIC CAPITAL CORPORATION, a New
                                 York corporation


                                 By: _____________________________
                                     Richard Berger
                                     Its:  Agent-in-Fact

                                 AMERICAN HEALTH SERVICES CORP., a Delaware corporation


                                 By: _____________________________
                                     Its:_________________________